Filed Pursuant to Rule 424(b)(2)
File Number 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated May 17, 2013

Pricing Supplement to the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011

$[—]

Barclays ETN+ FI Enhanced Global High Yield ETN

Linked to the MSCI World High Dividend Yield USD Gross Total Return Index

Barclays ETN+ FI Enhanced Global High Yield Exchange Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time are linked to a leveraged participation in the performance of the MSCI World High Dividend Yield USD Gross Total Return Index (the “Index”). The ETNs do not pay any interest during their term and do not guarantee any return of principal at maturity, upo

n redemption or upon an automatic termination event. Unless an automatic termination event (as defined below) occurs, you will receive a cash payment at maturity or upon redemption based on a leveraged participation in the performance of the Index (calculated as described below).

You may lose some or all of your principal if you invest in the ETNs. Any payment on the ETNs at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

If we were to price the ETNs for initial sale to the public as of the date of this preliminary pricing supplement, our hypothetical estimated value of the ETNs at the time of such initial pricing would be $100 per ETN. See “Risk Factors” beginning on page PS-15 of this pricing supplement for risks relating to an investment in the ETNs.

The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN: $100

Inception and Issue Dates: The ETNs will be sold on [—] (the “inception date”) and are expected to be first issued on [—] (the “issue date”).

Maturity Date: [—].

Secondary Market: We plan to apply to list the ETNs on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol “FGHY”. If our application is approved, to the extent that the ETNs are listed and an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market.

CUSIP number: 06742C152

ISIN: US06742C1523

Underlying Index: The return on the ETNs is linked to a leveraged participation in the performance of the Index. The Index is designed to track the performance of large and mid cap stocks (excluding REITS) across 24 developed markets countries tracked by the MSCI World Index (the “Parent Index”) with higher than average dividend yields that are potentially both sustainable and persistent. The Index also incorporates certain screening mechanisms based on certain “quality” characteristics and recent 1-year price performance that seek to exclude stocks with potentially deteriorating fundamentals that may force them to cut or reduce dividends. The Index is calculated, maintained and published by MSCI, Inc. (the “index sponsor”), which launched the Index on May 31, 2006. The intraday level of the Index is reported by the index sponsor on Bloomberg page “M2WDHDVD <Index>”. The official closing level of the Index is reported by the index sponsor on the Bloomberg page “MHDYWOUG <Index>”.

Payment at Maturity: If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars in an amount equal to (a) the closing indicative note value on the final valuation date minus (b) the settlement charge on the final valuation date.

Closing Indicative Note Value: On the initial valuation date, the closing indicative note value will equal $100. The closing indicative note value for each ETN on any valuation date will equal (a) the long index amount on such valuation date minus (b) the financing level on such valuation date, provided that if such calculation results in a negative value, the closing indicative note value will be $0.

Long Index Amount: On the initial valuation date, the long index amount for each ETN will equal $200, which is equal to the initial leverage factor of 2 times the principal amount per ETN. On any subsequent valuation date, the long index amount for each ETN will equal the product of (a) the long index amount on the immediately preceding valuation date times (b) the index performance factor on such valuation date minus (c) the rebalancing amount (if any) on such valuation date. The long index amount will be published on each valuation date under the ticker symbol “FGHY.LIA”.

Initial Leverage Factor: The initial leverage factor will equal 2.

Leverage Factor: On any valuation date, the leverage factor will equal (a) the long index amount on such valuation date divided by (b) closing indicative note value on such valuation date. The leverage factor will be published under the ticker symbol “FGHY.LF”.

Index Performance Factor: The index performance factor on the initial valuation date will equal 1. On any subsequent valuation date, the index performance factor will equal (a) the closing level of the Index on such valuation date divided by (b) the closing level of the Index on the immediately preceding valuation date.

Financing Level: On the initial valuation date, the financing level for each ETN will equal $100. On any subsequent valuation date, the financing level for each ETN will equal (a) the financing level on the immediately preceding valuation date plus (b) the daily investor fee on such valuation date plus (c) the rebalancing fee (if any) on such valuation date minus (d) the rebalancing amount (if any) on such valuation date. The financing level will be published on each valuation date under the ticker symbol “FGHY.FL”.

Daily Investor Fee: On the initial valuation date, the daily investor fee for each ETN will equal $0. On any subsequent valuation date, the daily investor fee for each ETN will equal (a) the sum of (i) the product of (1) the long index amount on the immediately preceding valuation date times (2) the exposure fee rate plus (ii) 0.05% times the closing indicative note value on the immediately preceding valuation date times (b) the number of calendar days from, but excluding, the immediately preceding valuation date to, and including, the current valuation date divided by (c) 360.

Cover Page, continued:

Exposure Fee Rate: The exposure fee rate will equal the sum of (a) 0.64% plus (b) the 3-month LIBOR rate (as hereinafter defined) effective on the relevant valuation date. For purposes of the ETNs, “3-month LIBOR rate” shall mean the rate for deposits in U.S. dollars for a period of three months as of approximately 11:00 am London time on the relevant valuation date which appears on Bloomberg screen “US0003M”. If a three month rate for deposits in U.S. dollars ceases to be published on Bloomberg screen “US0003M”, but the same or a comparable successor rate shall otherwise be published by the British Bankers Association or another benchmark administrator authorized and regulated by the U.K. Financial Conduct Authority (a “successor rate”), then the 3-month LIBOR rate shall be such successor rate. If no such successor rate is published, or the calculation agent determines, in its sole discretion, that the successor rate is not comparable to the 3-month LIBOR rate as in effect on the inception date, then the calculation agent shall determine the 3-month LIBOR rate using the methodology provided for in relation to “USD—LIBOR—Reference Banks” in the accompanying Prospectus Supplement. If, notwithstanding the foregoing, the 3-month LIBOR rate is not available for the relevant valuation date, the most recent 3-month LIBOR rate available as of the immediately preceding valuation date shall be used.

Index Exposure Rebalancing

Rebalancing Event: If, on any valuation date, between the hours of 9:30 a.m. and 4:00 p.m. New York City time, the intraday index level is less than or equal to the rebalancing trigger calculated on the immediately preceding valuation date, a rebalancing event is deemed to have occurred on such valuation date.

Intraday Index Level: The intraday index level is the most recent intraday level of the Index reported by the index sponsor.

Rebalancing Trigger: On any valuation date, the rebalancing trigger will equal (a) 1.6 times (b) the closing level of the Index on such valuation date times (c) the financing level on such valuation date divided by (d) the long index amount on such valuation date. The rebalancing trigger will be published under the ticker symbol “FGHY.RT”.

Rebalancing Event Date: The rebalancing event date means any valuation date on which a rebalancing event occurs.

Rebalancing Date: A rebalancing date is the first valuation date immediately following a rebalancing event date on which Index Exchanges comprising at least 99.5% of the notional weight of the Index are open for trading.

Rebalancing Amount: On any valuation date that is not a rebalancing date, the rebalancing amount will be equal to zero. On any valuation date that is a rebalancing date, the rebalancing amount for each ETN will equal the product of (a) the long index amount on the immediately preceding valuation date times (b) the index performance factor on such valuation date minus (c) the product of (i) the initial leverage factor times (ii) the closing indicative note value on the immediately preceding valuation date.

Rebalancing Fee: On any valuation date that is not a rebalancing date, the rebalancing fee will be equal to zero. On any valuation date that is a rebalancing date, the rebalancing fee for each ETN will be equal to the product of (a) the rebalancing fee rate multiplied by (b) the rebalancing amount on such valuation date.

Rebalancing Fee Rate: The rebalancing fee rate will equal 0.05%.

Early Redemption

Holder Redemption: Subject to the notification requirements under “Specific Terms of the ETNs—Holder Redemption Procedures” in this pricing supplement, you may redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative note value minus the settlement charge on the applicable valuation date. You must redeem at least 10,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

Issuer Redemption: We may redeem ETNs (in whole only, but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the ETNs to be redeemed not less than ten calendar days prior to the redemption date specified by us in such notice. If we redeem ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative note value on the valuation date that is three trading days prior to the redemption date specified in the notice.

Redemption Date: In the case of holder redemption, the redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date. In case of issuer redemption, the redemption date is the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice, but in any case not later than the maturity date. In case of an automatic termination event, the redemption date will be the fifth business day following the automatic termination date; provided that if calculation of the automatic redemption value is postponed as a result of a market disruption event, the redemption date will be the fifth business day after the automatic redemption value is calculated.

Automatic Termination Event: We will automatically redeem your ETNs (in whole only, but not in part) if, on any index business day prior to or on the final valuation date, the intraday index level is less than or equal to the automatic termination trigger calculated on the valuation date immediately preceding the beginning of such index business day. We will redeem your ETNs on the relevant redemption date and will deliver a notice of redemption to the Depositary Trust Company (“DTC”) in the form attached as Annex C that will specify such date. Upon such redemption, you will receive a cash payment equal to the automatic redemption value.

If a rebalancing event has occurred and then an automatic termination event occurs after the occurrence of the rebalancing event but prior to the end of the trading day on the corresponding rebalancing date, then the ETNs will be automatically redeemed pursuant to the automatic termination event without giving regard to the rebalancing event.

Automatic Termination Trigger: On any valuation date, the automatic termination trigger will equal (a) 1.4 times (b) the closing level of the Index on such valuation date times (c) the financing level on such valuation date divided by (d) the long index amount on such valuation date. The automatic termination trigger will be published under the ticker symbol “FGHY.ATT”.

Automatic Termination Date: An automatic termination date is any index business day on which an automatic termination event occurs.

Automatic Redemption Value: The automatic redemption value will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant Index Constituents that are available as soon as practicable following the occurrence of an automatic termination event.

The calculation agent will approximate the intraday index performance factor on the basis of such quotations and calculate, in the manner described under “Intraday Indicative Note Value”, a corresponding intraday indicative note value, which shall be deemed to be the automatic redemption value.

Cover Page, continued:

Settlement Charge: The settlement charge is a charge imposed upon holder redemption and the payment at maturity, and is equal to 0.05% times the long index amount on the applicable valuation date. In addition, upon any holder redemption of more than 100,000 ETNs at one time with a redemption date on or prior to the date that is 360 calendar days from the inception date, the settlement charge will include, in addition to the amount specified in the preceding sentence, an amount equal to (a) 0.05% times (b) the long index amount on the applicable valuation date times (c) (i) 360 minus the number of calendar days from, and including, the inception date to, and including, the applicable valuation date divided by (ii) 360. The settlement charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with making a payment on the ETNs. The proceeds we receive from the settlement charge may be more or less than such costs.

Business Day: A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

Valuation Date: A valuation date means each trading day from [—] to [—], subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to [—] as the “initial valuation date” and [—] as the “final valuation date”.

Trading Day: A trading day with respect to the ETNs is a day on which (a) it is an index business day, (b) trading is generally conducted on NYSE Arca, and (c) is a business day in New York City.

Index Business Day: An index business day means each continuous period during which the index sponsor publishes an intraday index level. As of the date of this pricing supplement, an index business day will be deemed to begin at the scheduled opening time of trading on the New Zealand Exchange (typically 7:00 p.m. New York City time on a particular calendar date without adjustment for daylight savings time in any jurisdiction) and end at the scheduled closing time of trading on the New York Stock Exchange (4:00 p.m. New York City time on the following calendar date).

Index Exchanges: An Index Exchange means each exchange on which any of the Index Constituents are traded.

Because your investment in the ETNs is leveraged, any decrease in the level of the Index will result in a significantly greater decrease in the repayment amount, and you may receive less than your original investment in the ETNs at maturity or upon redemption or an automatic termination event. Moreover, because the daily investor fee, the rebalancing fee and the settlement charge may substantially reduce the amount of your return at maturity or upon redemption or an automatic termination event, the level of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption or an automatic termination event. If the level of the Index decreases or does not increase sufficiently to offset the negative effect of the daily investor fee, the rebalancing fee and the settlement charge you will receive less than the principal amount of your investment at maturity or upon redemption or an automatic termination event.

If the level of the Index decreases sufficiently to trigger an automatic termination event, your ETNs will be automatically redeemed at the automatic redemption value. Following the calculation of the automatic redemption value, you will not benefit from any subsequent increase in the Index level.

Sale to Public: We intend to sell a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Although the ETNs are interest bearing debt obligations of Barclays Bank PLC, they are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the ETNs are not expected to be treated as indebtedness for U.S. federal income tax purposes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Patent Pending

Pricing Supplement dated [—]

Issued in denominations of $100

PRICING SUPPLEMENT

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-6
DESCRIPTION OF MEDIUM-TERM NOTES	S-32
TERMS OF THE NOTES	S-38
INTEREST MECHANICS	S-45
CERTAIN FEATURES OF THE NOTES	S-48
DESCRIPTION OF UNIVERSAL WARRANTS	S-57
TERMS OF THE WARRANTS	S-62
CERTAIN FEATURES OF THE WARRANTS	S-66
REFERENCE ASSETS	S-72
CLEARANCE AND SETTLEMENT	S-114
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-120
PLAN OF DISTRIBUTION	S-122
USE OF PROCEEDS AND HEDGING	S-131
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-132
VALIDITY OF SECURITIES	S-147

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
CLEARANCE AND SETTLEMENT	32
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	42
DESCRIPTION OF SHARE CAPITAL	48
TAX CONSIDERATIONS	49
PLAN OF DISTRIBUTION	68
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	71
WHERE YOU CAN FIND MORE INFORMATION	72
FURTHER INFORMATION	72
VALIDITY OF SECURITIES	72
EXPERTS	72
EXPENSES OF ISSUANCE AND DISTRIBUTION	73

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the Barclays ETN+ FI Enhanced Global High Yield Exchange Traded Notes (the “ETNs”) that are linked to a leveraged participation in the performance of the MSCI World High Dividend Yield USD Gross Total Return Index (the “Index”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 31, 2010, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated May 27, 2011, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs.

This section summarizes the following aspects of the ETNs:

•	What are the ETNs and how do they work?

•	How do you redeem your ETNs?

•	What are some of the risks of the ETNs?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are uncollateralized debt obligations of Barclays Bank PLC (the “Issuer”) and are linked to a leveraged participation in the performance of the Index over the term of the ETNs. Accordingly, the ETNs generally appreciate in value as the level of the Index increases, provided such increase is sufficient to offset the negative effect of the daily investor fee and any applicable rebalancing fee and settlement charge.

The ETNs seek to approximate the returns that might be available to investors through a leveraged “long” investment in the Index (for example, through a leveraged “long” position in the Index Constituents). A leveraged “long” investment strategy involves the practice of borrowing money from a third party lender at an agreed-upon rate of interest and using the borrowed money together with investor capital to purchase assets. A leveraged long investment strategy terminates with the sale of the underlying assets and repayment of the third party lender, provided that the proceeds of the sale of underlying assets are sufficient to repay the loan. By implementing a leveraged strategy, the leveraged investor seeks to benefit from an anticipated increase in the value of the assets between the purchase and sale of such assets, and assumes that the increase in value of the underlying assets will exceed the cumulative interest due to the third party lender over the term of the loan. A leveraged investor will incur a loss if the value of the assets does not increase sufficiently to cover payment of the interest charges.

In order to seek to replicate a leveraged “long” investment strategy in the Index, the terms of the ETNs provide that, on each valuation date following the initial valuation date, an amount equal to the closing indicative note value on the immediately preceding valuation date (“$×”) is leveraged through a notional loan of an amount equal to the financing level on the immediately preceding valuation date (“$y”). Investors are thus considered to have notionally borrowed $y, which, together with the initial $× investment, represents a notional investment of $× + $y (represented by the long index amount) in the Index on the relevant valuation date. During the term of your ETNs, the leveraged portion of the notional investment, $y (represented by the financing level), accrues a daily investor fee for the benefit of the Issuer, the cumulative effect of which is reflected, together with any rebalancing fee deducted in connection with a rebalancing event, in the “financing level”. The daily investor fee seeks to compensate the Issuer for providing the long leveraged exposure to the Index and reflects, among other things, the amount of interest that leveraged investors might incur if they sought to borrow funds at a similar rate from a third party lender. Upon maturity or redemption, the investment in the Index is notionally sold at the then current value of the Index, and the investor then notionally repays the Issuer an amount equal to the principal of the notional loan plus the applicable daily investor fee, as well as a settlement charge intended to allow the Issuer to recoup the brokerage and other transaction costs that might be incurred in connection with making a payment on the ETNs. The payment at maturity or redemption under the ETNs, therefore, generally represents the profit or loss that the investor would receive by applying a leveraged “long” investment strategy, after taking into account, and making assumptions for, applicable financing costs, fees and charges.

The ETNs are designed to generally target a return at a fixed multiple of two times the performance of the Index over the term of the ETNs. The ETNs include a rebalancing feature, however, that will have the effect of deleveraging the exposure of the ETNs to the Index if a rebalancing event occurs, meaning that, on any valuation date, the intraday index level is less than or equal to the rebalancing trigger calculated on the immediately preceding valuation date. This feature acts to reset the leveraged exposure to the Index to approximately 2.0 on the relevant rebalancing date (without accounting for changes in the Index level on the rebalancing date). This means that as of the rebalancing date after the rebalancing event, a constant percentage increase in the Index level will have a lesser positive effect on the value of the ETNs relative to an increase occurring before the rebalancing event. In addition, each time a rebalancing event occurs, a rebalancing fee equal to 0.05% of the relevant rebalancing amount (which represents the change in the notional exposure to the Index as a result of a rebalancing event) will be charged.

Additionally, in order to mitigate the risk to the Issuer that the value of the ETNs equals a negative value, an automatic early termination of the ETNs is provided for under the automatic termination event provisions hereunder.

The Index

The Index is designed to track the performance of large and mid cap stocks (excluding REITS) across 24 developed markets countries tracked by the MSCI World Index (the “Parent Index”) with higher than average dividend yields that are potentially both sustainable and persistent. The Index also incorporates certain screening mechanisms based on certain “quality” characteristics and recent 1-year price performance that seek to exclude stocks with potentially deteriorating fundamentals that may force them to cut or reduce dividends. The Index is calculated, maintained and published by MSCI, Inc. (the “index sponsor”), which launched the Index on May 31, 2006. The intraday index level is reported by the index sponsor on Bloomberg page “M2WDHDVD <Index>”. The official closing level of the Index is reported by the index sponsor on the Bloomberg page “MHDYWOUG <Index>”.

The Index is part of the “MSCI Global Investable Market Indices” calculated and maintained by the index sponsor.

Inception, Issuance and Maturity

The ETNs will be first sold on [—], which we refer to as the “inception date”. The ETNs are expected to be first issued on [—], which we refer to as the “issue date”, and will be due on [—].

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment in U.S. dollars at maturity in an amount equal to (a) the closing indicative note value on the final valuation date minus (b) the settlement charge on the final valuation date.

Payment Upon Holder Redemption or Issuer Redemption

If you or we have not previously redeemed your ETNs, and subject to the occurrence of an intervening automatic termination event and to certain other restrictions, you may redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative note value minus the settlement charge on the applicable valuation date. You must redeem at least 10,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) must bundle your ETNs for redemption with those of other investors to reach this minimum.

Prior to maturity, we may redeem the ETNs (in whole only, but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the ETNs to be redeemed not less than 10 calendar days prior to the redemption date specified by us in such notice. If we redeem ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative note value on the valuation date that is three trading days prior to the redemption date specified in the notice.

A “redemption date” is:

•

In the case of holder redemption, the redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

•

In the case of issuer redemption, the redemption date is the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

•

In the case of an automatic termination event, the redemption date is the fifth business day following the automatic termination date; provided that if calculation of the automatic redemption value is postponed as a result of a market disruption event, the redemption date will be the fifth business day after the automatic redemption value is calculated.

Payment Upon the Occurrence of an Automatic Termination Event

We will automatically redeem your ETNs (in whole only, but not in part) if, on any index business day prior to or on the final valuation date, the intraday index level is less than or equal to the automatic termination trigger calculated on the valuation date immediately preceding the beginning of such index business day. We will redeem your ETNs on the relevant redemption date and will deliver a notice of redemption to the Depositary Trust Company (“DTC”) in the form attached as Annex C that will specify such date. Upon such redemption, you will receive a cash payment equal to the automatic redemption value.

The “automatic termination trigger” on any valuation date will equal (a) 1.4 times (b) the closing level of the Index on such valuation date times (c) the financing level on such valuation date divided by (d) the long index amount on such valuation date. The automatic termination trigger will be published under the ticker symbol “FGHY.ATT”.

An “automatic termination date” is any index business day on which an automatic termination event occurs.

The “automatic redemption value” will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant Index Constituents that are available as soon as practicable following the occurrence of a automatic termination event. The calculation agent will approximate the intraday index performance factor on the basis of such quotations and calculate, in the manner described under “Intraday Indicative Note Value”, a corresponding intraday indicative note value, which shall be deemed to be the automatic redemption value.

If a rebalancing event has occurred and then an automatic termination event occurs after the occurrence of the rebalancing event but prior to the end of the trading day on the corresponding rebalancing date, then the ETNs will be automatically redeemed pursuant to the automatic termination event without giving regard to the rebalancing event.

Calculation of the Closing Indicative Note Value

The “closing indicative note value” per ETN on the initial valuation date will equal $100. The closing indicative note value for each ETN on any valuation date will equal (a) the long index amount on such valuation date minus (b) the financing level on such valuation date, provided that if such calculation results in a negative value, the closing indicative note value will be $0. The closing indicative note value will be published on each valuation date under the ticker symbol “FGHY.RDNV”.

The “long index amount” per ETN on the initial valuation date will equal $200, which is equal to initial leverage factor of 2 times the principal amount per ETN. On any subsequent valuation date, the long index amount for each ETN will equal the product of (a) the long index amount on the immediately preceding valuation date times (b) the index performance factor on such valuation date minus (c) the rebalancing amount (if any) on such valuation date. The long index amount will be published on each valuation date under the ticker symbol “FGHY.LIA”.

The “initial leverage factor” will equal 2.

The “leverage factor” per ETN on any valuation date will equal (i) the long index amount on such valuation date divided by (ii) closing indicative note value on such valuation date. The leverage factor will be published under the ticker symbol “FGHY.LF”.

The “index performance factor” per ETN on the initial valuation date will equal 1. On any subsequent valuation date, the index performance factor will equal (a) the closing level of the Index on such valuation date divided by (b) the closing level of the Index on the immediately preceding valuation date.

The “financing level” for each ETN on the initial valuation date will equal $100. On any subsequent valuation date, the financing level for each ETN will equal (a) the financing level on the immediately preceding valuation date plus (b) the daily investor fee on such valuation date plus (c) the rebalancing fee (if any) on such valuation date minus (d) the rebalancing amount (if any) on such valuation date. The financing level will be published on each valuation date under the ticker symbol “FGHY.FL”.

The “daily investor fee” per ETN on the initial valuation date, the daily investor fee for each ETN will equal $0. On any subsequent valuation date, the daily investor fee for each ETN will equal (a) the sum of (i) the product of (1) the long index amount on the immediately preceding valuation date times (2) the exposure fee rate plus (ii) 0.05% times the closing indicative note value on the immediately preceding valuation date times (b) the number of calendar days from, but excluding, the immediately preceding valuation date to, and including, the current valuation date divided by (c) 360.

The “exposure fee rate” per ETN will equal the sum of (a) 0.64% plus (b) the 3-month LIBOR rate (as hereinafter defined) effective on the relevant valuation date. For purposes of the ETNs, “3-month LIBOR rate” shall mean the rate for deposits in U.S. dollars for a period of three months as of approximately 11:00 am London time on the relevant valuation date which appears on Bloomberg screen “US0003M”. If a three month rate for deposits in U.S. dollars ceases to be published on Bloomberg screen “US0003M”, but the same or a comparable successor rate shall otherwise be published by the British Bankers Association or another benchmark administrator authorized and regulated by the U.K. Financial Conduct Authority (a “successor rate”), then the 3-month LIBOR rate shall be such successor rate. If no such successor rate is published, or the calculation agent determines, in its sole discretion, that the successor rate is not comparable to the 3-month LIBOR rate as in effect on the inception date, then the calculation agent shall determine the 3-month LIBOR rate using the methodology provided for in relation to “USD—LIBOR—Reference Banks” in the accompanying Prospectus Supplement. If, notwithstanding the foregoing, the 3-month LIBOR rate is not available for the relevant valuation date, the most recent 3-month LIBOR rate available as of the immediately preceding valuation date shall be used.

The “settlement charge” is a charge imposed upon holder redemption and the payment at maturity, and is equal to 0.05% times the long index amount on the applicable valuation date. In addition, upon any holder redemption of more than 100,000 ETNs at one time with a redemption date on or prior to the date that is 360 calendar days from the inception date, the settlement charge will include, in addition to the amount specified in the preceding sentence, an amount equal to (a) 0.05% times (b) the long index amount on the applicable valuation date times (c) (i) 360 minus the number of calendar days from, and including, the inception date to, and including, the applicable valuation date divided by (ii) 360. The settlement charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with making a payment on the ETNs. The proceeds we receive from the settlement charge may be more or less than such costs.

Index Exposure Rebalancing

A “rebalancing event” will occur if, on any valuation date, between the hours of 9:30 a.m. and 4:00 p.m. New York City time, the intraday index level is less than or equal to the rebalancing trigger calculated on the immediately preceding valuation date, a rebalancing event is deemed to have occurred on such valuation date.

The “intraday index level” is the most recent intraday level of the Index reported by the index sponsor.

The “rebalancing trigger” on any valuation date will equal (a) 1.6 times (b) the closing level of the Index on such valuation date times (c) the financing level on such valuation date divided by (d) the long index amount on such valuation date. The rebalancing trigger will be published under the ticker symbol “FGHY.RT”.

A “rebalancing event date” means any valuation date on which a rebalancing event occurs.

A “rebalancing date” is the first valuation date immediately following a rebalancing event date on which Index Exchanges comprising at least 99.5% of the notional weight of the Index are open for trading.

The “rebalancing amount” for each ETN on any valuation date that is not a rebalancing date will be equal to zero. On any valuation date that is a rebalancing date, the rebalancing amount for each ETN will equal the product of (a) the long index amount on the immediately preceding valuation date times (b) the index performance factor on such valuation date minus (c) the product of (i) the initial leverage factor times (ii) the closing indicative note value on the immediately preceding valuation date.

The “rebalancing fee” for each ETN on any valuation date that is not a rebalancing date will be equal to zero. On any valuation date that is a rebalancing date, the rebalancing fee for each ETN will be equal to the product of (a) the rebalancing fee rate multiplied by (b) the rebalancing amount on such valuation date.

The “rebalancing fee rate” will equal 0.05%.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

A “valuation date” means each trading day from [—] to [—], subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to [—] as the “initial valuation date” and [—] as the “final valuation date”.

A “trading day” with respect to the ETNs means a day on which (a) it is an index business day, (b) trading is generally conducted on NYSE Arca, and (c) is a business day in New York City.

An “index business day” means each continuous period during which the index sponsor publishes an intraday index level. As of the date of this pricing supplement, an index business day will be deemed to begin at the scheduled opening time of trading on the New Zealand Exchange (typically 7:00 p.m. New York City time on a particular calendar date without adjustment for daylight savings time in any jurisdiction) and end at the scheduled closing time of trading on the New York Stock Exchange (4:00 p.m. New York City time on the following calendar date). The specific hours on which an index business day begins and ends may be subject to adjustment if the Index Exchanges included in the Index changes.

An “Index Exchange” means each exchange on which any of the Index Constituents are traded.

Because your investment in the ETNs is leveraged, any decrease in the level of the Index will result in a significantly greater decrease in the repayment amount, and you may receive less than your original investment in the ETNs at maturity or upon redemption or an automatic termination event. Moreover, because the daily investor fee, the rebalancing fee and the settlement charge may substantially reduce the amount of your return at maturity or upon redemption or an automatic termination event, the level of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption or an automatic termination event. If the level of the Index decreases or does not increase sufficiently to offset the negative effect of the daily investor fee, the rebalancing fee and the settlement charge you will receive less than the principal amount of your investment at maturity or upon redemption or an automatic termination event.

If the level of the Index decreases sufficiently to trigger an automatic termination event, your ETNs will be automatically redeemed at the automatic redemption value. Following the calculation of the automatic redemption value, you will not benefit from any subsequent increase in the Index level.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the applicable valuation date at a price per ETN equal to the closing indicative note value on the applicable valuation date, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective, and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable. Additionally, if an automatic termination event occurs between the time at which you deliver a notice of redemption to us and the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and your ETNs will be automatically redeemed on the relevant redemption date at an amount equal to the automatic redemption value.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment and Potential Negative Effects of Leverage—Because your investment in the ETNs is leveraged, any decrease in the level of the Index will result in a significantly greater decrease in the repayment amount and may result in a payment at maturity or upon redemption or an automatic termination event that is less than your original investment or may result in an automatic redemption at an amount that is less than your original investment if an automatic termination event occurs. Moreover, if the level of the Index decreases or does not increase sufficiently to offset the negative effect of the daily investor fee, the rebalancing fee (if any) and the settlement charge, you may receive less than your original investment in the ETNs at maturity or upon redemption or an automatic termination event.

•

Market Risk—The return on the ETNs is linked to a leveraged participation in the performance of the Index, which is linked to equity securities. Equity security prices may change unpredictably, affecting the level of the Index and, consequently, the value of your ETNs in unforeseeable ways.

•	No Interest Payments—You will not receive any periodic interest payments on the ETNs.

•

A Trading Market for the ETNs May Not Exist—We plan to apply to list the ETNs on NYSE Arca but we cannot guarantee that such application will be approved and a trading market in the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions in the ETNs. However, they are not required to do so and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange and may cause the ETNs to be de-listed at our discretion.

•

Issuer Redemption—Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” the ETNs (in whole only, but not in part) at our sole discretion without your consent on any trading day on or after the inception date until and including maturity.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•	You are willing to accept the risk of a leveraged investment in general and of a leveraged investment linked to the performance of the prices of the Index Constituents in particular;

•

You are willing to accept the risk of an investment that features an automatic termination event that results in an automatic redemption of the ETNs if the intraday index level is less than or equal to the applicable automatic termination trigger;

•	You believe the level of the Index will increase by an amount sufficient to offset the daily investor fee, any applicable rebalancing fees and the settlement charges during the term of the ETNs;

•	You seek an investment with a return linked to the performance of the Index;

•	You do not seek current income from this investment;

•	You do not seek a guaranteed return of principal; and

•	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the ETNs.

The ETNs may not be a suitable investment for you if:

•	You are not willing to be exposed to a leveraged investment in general or to a leveraged investment linked to the performance of the prices of the Index Constituents in particular;

•

You are not willing to accept the risk of an investment that features an automatic termination event that results in an automatic redemption of the ETNs if the intraday index level is less than or equal to the applicable automatic termination trigger;

•

You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the daily investor fee, any applicable rebalancing fees and the settlement charges during the term of the ETNs;

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings;

•	You seek current income from this investment;

•	You seek a guaranteed return of principal; or

•	You are not comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the ETNs.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the ETNs, by purchasing the ETNs, you agree to treat the ETNs for all U.S. federal income tax purposes as a pre-paid executory contract with respect to the Index. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

The U.S. federal income tax consequences of your investment in the ETNs are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the ETNs as described above. However, it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for your ETNs, see “Material U.S. Federal Income Tax Considerations” below.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720, as administered by the Financial Industry Regulatory Authority (“FINRA”). Consequently, this offering is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). For more information, please refer to “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following hypothetical examples show how the ETNs might have performed based on the performance of an Index as applied to five hypothetical periods comprising 20 quarters, or five years in total, each presented on a quarterly basis. The hypothetical examples illustrate the effect of a leveraged investment in the Index and the impact, on a quarterly accrued basis, of the daily investor fee, the settlement charge (which does not include the additional amount that would be payable upon any holder redemption of more than 100,000 ETNs with a redemption date on or prior to the date that is one year from the inception date) and, if applicable, the rebalancing fee on the payment at maturity or upon redemption. The figures presented in these hypothetical examples are intended to reflect the prevailing value of each relevant ETN term as of the relevant numbered quarterly date of the ETNs following the initial valuation date (indicated in Column A of each hypothetical example as “Quarter 0”).

The hypothetical examples in this section do not take into account the effects of applicable taxes. The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances. Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the components of the Index or the Index.

These hypothetical examples are provided for illustrative purposes only. Past performance of the Index and the hypothetical performance of the ETNs are not indicative of the future results of the Index or the ETNs.

Hypothetical Examples

Example 1:

In this example, we assume a principal amount per ETN of $100, an initial leverage factor of 2 and a constant exposure fee rate of 1.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level increased by 4.00% per annum from a level of 1,000.00 (the initial Index level for purposes of this example) to a final Index level of 1,216.65 at the hypothetical ETN maturity.

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Quarterly Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% × C)
0	1,000.00	$200.00		$100.00	$100.00	$99.90
1	1,009.85	$201.97	$0.51	$100.51	$101.46	$101.35
2	1,019.80	$203.96	$0.52	$101.03	$102.93	$102.82
3	1,029.85	$205.97	$0.53	$101.56	$104.41	$104.31
4	1,040.00	$208.00	$0.53	$102.09	$105.91	$105.81
5	1,050.25	$210.05	$0.54	$102.63	$107.42	$107.32
6	1,060.60	$212.12	$0.54	$103.17	$108.95	$108.85
7	1,071.05	$214.21	$0.55	$103.71	$110.50	$110.39
8	1,081.60	$216.32	$0.55	$104.27	$112.05	$111.95
9	1,092.26	$218.45	$0.56	$104.82	$113.63	$113.52
10	1,103.02	$220.60	$0.56	$105.39	$115.22	$115.11
11	1,113.89	$222.78	$0.57	$105.95	$116.82	$116.71
12	1,124.86	$224.97	$0.57	$106.53	$118.44	$118.33
13	1,135.95	$227.19	$0.58	$107.11	$120.08	$119.97
14	1,147.14	$229.43	$0.59	$107.69	$121.73	$121.62
15	1,158.44	$231.69	$0.59	$108.29	$123.40	$123.29
16	1,169.86	$233.97	$0.60	$108.88	$125.09	$124.97
17	1,181.39	$236.28	$0.60	$109.49	$126.79	$126.67
18	1,193.03	$238.61	$0.61	$110.10	$128.51	$128.39
19	1,204.78	$240.96	$0.62	$110.71	$130.25	$130.13
20	1,216.65	$243.33	$0.62	$111.33	$132.00	$131.88

Annualized Index Return			4.00%	Index Total Return		21.67%
Annualized Return on the ETNs			5.71%	Total Return on the ETNs		32.00%

Hypothetical Examples

Example 2:

In this example, we assume a principal amount per ETN of $100, an initial leverage factor of 2 and a constant exposure fee rate of 4.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level increased by 4.00% per annum from a level of 1,000.00 (the initial Index level for purposes of this example) to a final Index level of 1,216.65 at the hypothetical ETN maturity.

Example 2 shows the effect of a different exposure fee rate on the closing indicative note value, as compared to Example 1. This example highlights that even if the underlying Index increases, the aggregate effect of the daily investor fee, which is variable, and the settlement charge may result in a closing indicative note value at maturity or upon redemption that is less than the principal amount per ETN.

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Quarterly Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% × C)
0	1,000.00	$200.00		$100.00	$100.00	$99.90
1	1,009.85	$201.97	$2.02	$102.02	$99.95	$99.85
2	1,019.80	$203.96	$2.04	$104.06	$99.90	$99.80
3	1,029.85	$205.97	$2.06	$106.12	$99.85	$99.74
4	1,040.00	$208.00	$2.08	$108.21	$99.79	$99.69
5	1,050.25	$210.05	$2.10	$110.31	$99.74	$99.64
6	1,060.60	$212.12	$2.12	$112.43	$99.69	$99.58
7	1,071.05	$214.21	$2.14	$114.57	$99.64	$99.53
8	1,081.60	$216.32	$2.16	$116.74	$99.58	$99.47
9	1,092.26	$218.45	$2.19	$118.92	$99.53	$99.42
10	1,103.02	$220.60	$2.21	$121.13	$99.47	$99.36
11	1,113.89	$222.78	$2.23	$123.36	$99.42	$99.31
12	1,124.86	$224.97	$2.25	$125.61	$99.36	$99.25
13	1,135.95	$227.19	$2.27	$127.88	$99.31	$99.19
14	1,147.14	$229.43	$2.29	$130.18	$99.25	$99.14
15	1,158.44	$231.69	$2.32	$132.49	$99.20	$99.08
16	1,169.86	$233.97	$2.34	$134.83	$99.14	$99.02
17	1,181.39	$236.28	$2.36	$137.20	$99.08	$98.96
18	1,193.03	$238.61	$2.39	$139.58	$99.02	$98.90
19	1,204.78	$240.96	$2.41	$141.99	$98.97	$98.85
20	1,216.65	$243.33	$2.43	$144.42	$98.91	$98.79

Annualized Index Return			4.00%	Index Total Return		21.67%
Annualized Return on the ETNs			-0.22%	Total Return on the ETNs		-1.09%

Hypothetical Examples

Example 3:

In this example, we assume a principal amount per ETN of $100, an initial leverage factor of 2 and a constant exposure fee rate of 1.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level decreased by 2.00% per annum from a level of 1,000.00 (the initial Index level for purposes of this example) to a final Index level of 903.92 at the hypothetical ETN maturity. In this example, no rebalancing event has occurred during the term of the ETNs.

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Quarterly Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% × C)
0	1,000.00	$200.00		$100.00	$100.00	$99.90
1	994.96	$198.99	$0.51	$100.51	$98.48	$98.38
2	989.95	$197.99	$0.51	$101.02	$96.97	$96.87
3	984.96	$196.99	$0.51	$101.53	$95.47	$95.37
4	980.00	$196.00	$0.50	$102.03	$93.97	$93.87
5	975.06	$195.01	$0.50	$102.53	$92.48	$92.39
6	970.15	$194.03	$0.50	$103.03	$91.00	$90.91
7	965.26	$193.05	$0.50	$103.52	$89.53	$89.43
8	960.40	$192.08	$0.49	$104.02	$88.06	$87.97
9	955.56	$191.11	$0.49	$104.51	$86.61	$86.51
10	950.75	$190.15	$0.49	$104.99	$85.16	$85.06
11	945.96	$189.19	$0.48	$105.48	$83.71	$83.62
12	941.19	$188.24	$0.48	$105.96	$82.28	$82.18
13	936.45	$187.29	$0.48	$106.44	$80.85	$80.76
14	931.73	$186.35	$0.48	$106.92	$79.43	$79.34
15	927.04	$185.41	$0.47	$107.39	$78.02	$77.92
16	922.37	$184.47	$0.47	$107.86	$76.61	$76.52
17	917.72	$183.54	$0.47	$108.33	$75.21	$75.12
18	913.10	$182.62	$0.47	$108.80	$73.82	$73.73
19	908.50	$181.70	$0.46	$109.26	$72.44	$72.34
20	903.92	$180.78	$0.46	$109.73	$71.06	$70.97

Annualized Index Return			-2.00%	Index Total Return		-9.61%
Annualized Return on the ETNs			-6.61%	Total Return on the ETNs		-28.94%

Hypothetical Examples

Example 4:

In this example, we assume a principal amount per ETN of $100, an initial leverage factor of 2 and a constant exposure fee rate of 4.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level decreased by 2.00% per annum from a level of 1,000.00 (the initial Index level for purposes of this example) to a final Index level of 903.92 at the hypothetical ETN maturity. In this example, the effects of two rebalancing events, reflected by an adjustment to the long index amount and the financing level, are shown: one as of the end of the 10th quarter and one as of the end of the 20th quarter.

Example 4 shows the effect of a different exposure fee rate on the closing indicative note value, as compared to Example 3.

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Quarterly Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% × C)
0	1,000.00	$200.00		$100.00	$100.00	$99.90
1	994.96	$198.99	$2.01	$102.01	$96.98	$96.89
2	989.95	$197.99	$2.00	$104.00	$93.98	$93.89
3	984.96	$196.99	$1.99	$105.99	$91.00	$90.90
4	980.00	$196.00	$1.98	$107.97	$88.03	$87.93
5	975.06	$195.01	$1.97	$109.93	$85.08	$84.98
6	970.15	$194.03	$1.96	$111.89	$82.14	$82.04
7	965.26	$193.05	$1.95	$113.84	$79.22	$79.12
8	960.40	$192.08	$1.94	$115.77	$76.31	$76.21
9	955.56	$191.11	$1.93	$117.70	$73.41	$73.32
10	950.75	$142.29	$1.84	$71.64	$70.65	$70.58
11	945.96	$141.57	$1.43	$73.07	$68.50	$68.43
12	941.19	$140.86	$1.42	$74.49	$66.37	$66.30
13	936.45	$140.15	$1.41	$75.90	$64.24	$64.17
14	931.73	$139.44	$1.41	$77.31	$62.13	$62.06
15	927.04	$138.74	$1.40	$78.71	$60.03	$59.96
16	922.37	$138.04	$1.39	$80.10	$57.94	$57.87
17	917.72	$137.34	$1.38	$81.48	$55.86	$55.79
18	913.10	$136.65	$1.38	$82.86	$53.79	$53.72
19	908.50	$135.96	$1.37	$84.23	$51.73	$51.67
20	903.92	$101.34	$1.21	$51.42	$49.92	$49.87

Annualized Index Return			-2.00%	Index Total Return		-9.61%
Annualized Return on the ETNs			-12.97%	Total Return on the ETNs		-50.08%

Hypothetical Examples

Example 5:

In this example, we assume a principal amount per ETN of $100, an initial leverage factor of 2 and a constant exposure fee rate of 1.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level decreased by 6.00% per annum from a level of 1,000.00 (the initial Index level for purposes of this example) to a final Index level of 733.90 at the hypothetical ETN maturity. In this example, the effect of one rebalancing event, reflected by an adjustment to the long index amount and the financing level, is shown as of the end of the 12th quarter.

Example 5 shows the effect of a greater decrease in the Index level on a per annum basis on the closing indicative note value, as compared to Example 3.

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Quarterly Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% × C)
0	1,000.00	$200.00		$100.00	$100.00	$99.90
1	984.65	$196.93	$0.51	$100.51	$96.42	$96.32
2	969.54	$193.91	$0.50	$101.01	$92.90	$92.80
3	954.65	$190.93	$0.49	$101.50	$89.43	$89.33
4	940.00	$188.00	$0.48	$101.99	$86.01	$85.92
5	925.57	$185.11	$0.48	$102.46	$82.65	$82.56
6	911.36	$182.27	$0.47	$102.93	$79.34	$79.25
7	897.37	$179.47	$0.46	$103.40	$76.08	$75.99
8	883.60	$176.72	$0.45	$103.85	$72.87	$72.78
9	870.04	$174.01	$0.45	$104.30	$69.71	$69.62
10	856.68	$171.34	$0.44	$104.74	$66.60	$66.51
11	843.53	$168.71	$0.43	$105.17	$63.53	$63.45
12	830.58	$124.64	$0.35	$63.55	$61.09	$61.03
13	817.83	$122.73	$0.32	$63.86	$58.86	$58.80
14	805.28	$120.84	$0.31	$64.18	$56.67	$56.61
15	792.92	$118.99	$0.31	$64.48	$54.51	$54.45
16	780.75	$117.16	$0.30	$64.79	$52.38	$52.32
17	768.76	$115.36	$0.30	$65.08	$50.28	$50.22
18	756.96	$113.59	$0.29	$65.37	$48.22	$48.16
19	745.34	$111.85	$0.29	$65.66	$46.19	$46.13
20	733.90	$110.13	$0.28	$65.95	$44.19	$44.13

Annualized Index Return			-6.00%	Index Total Return		-26.61%
Annualized Return on the ETNs			-15.07%	Total Return on the ETNs		-55.81%

Hypothetical Examples

Example 6:

In this example, we assume a principal amount per ETN of $100, an initial leverage factor of 2 and a constant exposure fee rate of 1.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level decreased by 6.00% per annum from a level of 1,000.00 (the initial Index level for purposes of this example) to an Index level of 843.53 as of the end of the 11th quarter following the initial valuation date. The Index level subsequently continued to decrease by such an extent that an automatic termination event occurred on the 1st calendar day of the 12th quarter following the initial valuation date. At the time of such hypothetical automatic termination event, the intraday index level had decreased to 733.87, which was less than the automatic termination trigger of 739.48 calculated on the valuation date immediately preceding the beginning of the index business day on which the automatic termination event shown here occurred.

A	B	C	D	E	F	G
Quarter	Index Level	Long Index Amount	Quarterly Investor Fees	Financing Level	Closing Indicative Note Value	Payment Including Settlement Charge
A	B	C	Quarterly Total	Running Total	C - E	F – (0.05% × C)
0	1,000.00	$200.00		$100.00	$100.00	$99.90
1	984.65	$196.93	$0.51	$100.51	$96.42	$96.32
2	969.54	$193.91	$0.50	$101.01	$92.90	$92.80
3	954.65	$190.93	$0.49	$101.50	$89.43	$89.33
4	940.00	$188.00	$0.48	$101.99	$86.01	$85.92
5	925.57	$185.11	$0.48	$102.46	$82.65	$82.56
6	911.36	$182.27	$0.47	$102.93	$79.34	$79.25
7	897.37	$179.47	$0.46	$103.40	$76.08	$75.99
8	883.60	$176.72	$0.45	$103.85	$72.87	$72.78
9	870.04	$174.01	$0.45	$104.30	$69.71	$69.62
10	856.68	$171.34	$0.44	$104.74	$66.60	$66.51
11	843.53	$168.71	$0.43	$105.17	$63.53	$63.45

Date	Intraday Index Level	Automatic Termination Trigger	Investor Fees Quarter to Date	Financing Level as of the previous Valuation Date	Intraday Indicative Note Value*
Intraday on Calendar Day 1 of Quarter 12	733.87	736.21	$0.00	$105.17	$41.60

*	Intraday indicative note value as of the time of the automatic termination event shown for informational purposes only. The automatic redemption value payable on the redemption date will be determined by the calculation agent as described under “Specific Terms of the ETNs—Automatic Termination Event”.

RISK FACTORS

The ETNs are unsecured indebtedness of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to a leveraged participation in the performance of the Index. Investing in the ETNs is not equivalent to taking direct leveraged positions in the Index Constituents or the Index itself. See “The Index” in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

Risks Relating to the Return on the ETNs

Leverage Increases the Sensitivity of Your ETNs to Changes in the Level of the Index

Because your investment in the ETNs is leveraged, changes in the level of the Index will have a greater impact on the payout on your ETNs than on a payout on securities that are not so leveraged. In particular, any decrease in the level of the Index will result in a significantly greater decrease in your payment at maturity or upon redemption or an automatic termination event, and you will suffer losses on your investment in the ETNs substantially greater than you would if your ETNs did not contain a leverage component.

Unlike Certain Leveraged Exchange Traded Funds, Your ETNs Do Not Include a Daily “Reset” Mechanism, and Accordingly the Daily Performance of the ETNs Does Not Reflect a Compounded Return

Your ETNs operate differently than certain leveraged exchange traded funds (“ETFs”) that have a daily “reset” mechanism that seeks to provide investors in such ETFs a return based on a fixed multiple of the performance of an underlying reference asset on a given day. The “reset” mechanism of such ETFs is applied so that the return on investments in such ETFs will correspond to a fixed multiple (e.g., three times) of the daily return on the underlying reference asset on any given day, before fees and expenses. The reset mechanism of such leveraged ETFs has the impact of compounding the performance of the underlying reference asset on a daily basis. This compounding effect can be positive for the investor, particularly if there are consistently positive returns each day for the underlying reference asset.

Your ETNs do not operate in this manner, as they do not have a daily reset mechanism. Nor do your ETNs target a fixed multiple (e.g., two times) of the daily return in the performance of the Index. Instead, the ETNs are designed to target a return of a multiple of two times the performance of the Index over the term of the ETNs. As a consequence, the daily returns on the performance of the Index are not compounded.

The ETNs include a rebalancing feature, however, that will have the effect of deleveraging the exposure of the ETNs to the Index if a rebalancing event occurs, meaning that, on any valuation date, the intraday index level is less than or equal to the rebalancing trigger calculated on the immediately preceding valuation date. This feature acts to reset the leveraged exposure to the Index to approximately 2.0 on the relevant rebalancing date (without accounting for changes in the Index level on the rebalancing date). For more information, please see the risk factor “Upon the Occurrence of a Rebalancing Event, the Leveraged Exposure of the ETNs to the Performance of the Index Will Be Reduced”.

The Ratio Between the Value of Your ETNs and the Notional Exposure of Each ETN to the Index Will Fluctuate During the Term of Your ETNs

As mentioned in the previous risk factor, your ETNs do not incorporate a scheduled “reset” mechanism that regularly adjusts the notional exposure to the performance of the Index in order to achieve certain short-term performance characteristics, such as delivering a fixed daily multiple of Index percentage returns. Such “reset” mechanisms typically act to keep a constant ratio between the value of each security and the exposure to the relevant index underlying such security.

Since your ETNs do not reset or rebalance except upon the occurrence of a rebalancing event, the extent to which your ETNs participate in the performance of the Index, as measured by multiples of daily percentage returns or, equivalently, as measured by the ratio between the notional exposure to the performance of the Index and the value of each ETN, is likely to differ from a multiple equal to the initial leverage factor of two. Consequently, both on any given day and over longer periods, your investment in the ETNs may underperform compared to a comparable investment where the daily return tracks a multiple equal to the initial leverage factor of two times the performance of the underlying reference asset. For more information on how you will be able to obtain an indication of the participation of the ETNs in the performance of the Index on a daily basis, see “Valuation of the ETNs—Intraday Leverage Factor”.

Upon the Occurrence of a Rebalancing Event, the Leveraged Exposure of the ETNs to the Performance of the Index Will Be Reduced

A rebalancing event, which may occur multiple times throughout the term of the ETNs, will have the effect of reducing the leveraged exposure of the ETNs to the Index with the aim of resetting the leveraged exposure to the Index to approximately 2.0 on the relevant rebalancing date (without accounting for changes in the Index level on the rebalancing date). This means that as of the rebalancing date after the rebalancing event, a constant percentage increase in the Index level will have a lesser positive effect on the value of the ETNs relative to before the rebalancing event. This effect may be magnified if multiple rebalancing events occur. In addition, each time a rebalancing event occurs, a rebalancing fee equal to 0.05% of the relevant rebalancing amount (which represents the change in the notional exposure to the Index as a result of a rebalancing event) will be added to the financing level, which will have the effect of reducing the closing indicative note value and, therefore, the value of the ETNs at maturity or upon redemption.

We Will Automatically Redeem Your ETNs if, on Any Index Business Day Prior to or on the Final Valuation Date, the Intraday Index Level Is Less than or Equal to the Automatic Termination Trigger

If, on any index business day prior to or on the final valuation date, the intraday index level is less than or equal to the automatic termination trigger calculated on the valuation date immediately preceding the beginning of such index business day, an automatic termination event will be deemed to have occurred and the ETNs will be automatically redeemed (in whole only, but not in part) in an amount equal to the automatic redemption value. Upon the occurrence of an automatic termination event, the ETNs will be automatically redeemed even if the intraday index level is greater than the automatic termination trigger at any time after the occurrence of the automatic termination event. The automatic redemption value will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant Index Constituents that are available as soon as practicable following the occurrence of an automatic termination event. The calculation agent will approximate the intraday index performance factor on the basis of such quotations and calculate, in the manner described above, a corresponding intraday indicative note value, which shall be deemed to be the automatic redemption value.

The Occurrence of an Automatic Termination Event May Adversely Affect the Value of, and the Ability to Sell or Redeem, the ETNs

As discussed above, we will automatically redeem the ETNs (in whole only, but not in part) upon the occurrence of an automatic termination event. The payment you receive following the redemption of your ETNs in this situation will be significantly less than the principal amount of your ETNs and, if the level of the Index continues to decrease precipitously from the occurrence of the automatic termination event to the time at which the calculation agent determines the automatic redemption value, may equal $0. The automatic redemption of the ETNs upon the occurrence of automatic termination event may adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, following the occurrence of an automatic termination event. Additionally, if you elect to redeem your ETNs and an automatic termination event occurs after your election but prior to the close of business on the applicable valuation date, your election to redeem will be deemed ineffective, and your ETNs will be automatically redeemed on the relevant redemption date at an amount equal to the automatic redemption value.

If an Automatic Termination Event Occurs, Your Payment on the Relevant Redemption Date May Be Less Than the Intraday Indicative Note Value at the Time of the Automatic Termination Event

As discussed above, we will automatically redeem the ETNs (in whole only, but not in part) if the intraday index level is less than or equal to the applicable automatic termination trigger. The intraday index level is based on the most recent intraday level of the Index reported by the index sponsor. After the occurrence of an automatic termination event, the calculation agent will determine the automatic redemption value in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant Index Constituents that are available as soon as practicable following the occurrence of an automatic termination event. The calculation agent will approximate the intraday index performance factor on the basis of such quotations and calculate, in the manner described above, a corresponding intraday indicative note value, which shall be deemed to be the automatic redemption value. At the time when an automatic termination event occurs, certain equity markets on which the Index Constituents are traded may be closed, in which case intraday prices of certain Index Constituents may not be available. In such case, the calculation agent, in its sole discretion, may not be able to determine the automatic redemption value until such time as all the exchanges on which such Index Constituents are traded have opened for trading. As a result, there may be a delay, perhaps a significant one, between the time at which an automatic termination event occurs and the time at which the calculation agent determines the automatic redemption value. It is possible that the market prices of the relevant Index Constituents may vary significantly between the time of the automatic termination event and the time the automatic redemption value is calculated, including potentially as a result of our trading activities during this period, as described further in the risk factor “Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in the Index Constituents or Instruments Linked to the Index or the Index Constituents May Also Impair the Market Value of the ETNs, Could Trigger an Automatic Termination Event and, Upon the Occurrence of an Automatic Termination Event, Could Adversely Affect the Automatic Redemption Value of the ETNs”. As a result, you may receive a payment following an automatic termination event that is significantly less than the intraday indicative note value at the time of the automatic termination event. The minimum automatic redemption value is $0 per ETN, meaning that you can lose up to your entire principal amount following the occurrence of an automatic termination event.

An Automatic Termination Event May Occur Outside of the Hours During Which the ETNs are Traded on NYSE Arca

In addition, the terms of the ETNs provide that an automatic termination event will occur, meaning that we will automatically redeem the ETNs (in whole only, but not in part) if, on any index business day prior to or on the final valuation date, the intraday index level is less than or equal to the applicable automatic termination trigger. Because certain equity markets on which the Index Constituents are traded are open for trading in different time zones around the world and the intraday index level relative to the automatic termination trigger will be observed by the calculation agent outside the hours during which the ETNs are traded on NYSE Arca, it is possible that an automatic termination event may occur outside the hours during which the ETNs are traded on NYSE Arca.

If the ETNs Are Automatically Redeemed Following the Occurrence of an Automatic Termination Event, You Will Not Benefit From Any Subsequent Increase in the Level of the Index

If, on any index business day prior to or on the final valuation date, the intraday index level is less than or equal to the applicable automatic termination trigger, an automatic termination event will be deemed to have occurred and the ETNs will be automatically redeemed. Following the occurrence of an automatic termination event, you will not benefit from any subsequent increase in the level of the Index even if such increase occurs prior to the redemption date. Instead, you will receive a payment on the relevant redemption date equal to the automatic redemption value.

Your Payment at Maturity or Upon Redemption or an Automatic Termination Event Will Be Significantly Reduced by the Effect of the Daily Investor Fee, any Rebalancing Fee and the Settlement Charge Regardless of the Performance of the Index

Your payment at maturity or upon redemption or an automatic termination event will be significantly reduced by the effect of the daily investor fee, any rebalancing fee and the settlement charge on the closing indicative note value of your ETNs. The daily investor fee accrues on a daily basis during the term of the ETNs through the calculation of the financing level. The net effect of the daily investor fee accumulates over time and has the effect of reducing the closing indicative note value by increasing the financing level throughout the term of the ETNs. In addition, a rebalancing fee is added to the financing level each time the exposure of the ETNs to the Index is adjusted following a rebalancing event. A rebalancing event may occur multiple times throughout the term of the ETNs, so a rebalancing fee could be charged multiple times throughout the term of the ETNs. Upon maturity or holder redemption of the ETNs, a settlement charge will reduce the applicable closing indicative note value that determines the amount of the payment to you.

As such, the level of the Index must increase significantly in order to offset the effect of the daily investor fee, any rebalancing fee and the settlement charge. If the level of the Index does not increase sufficiently, your return at maturity or upon redemption or an automatic termination event may be less than that of a comparable investment in securities with lower fees and costs and may also be less than the principal amount of your investment in the ETNs.

The Daily Investor Fee is Based In Part Upon LIBOR Which is a Floating Rate That May Increase Significantly During the Term of the ETNs

Your payment at maturity or upon redemption or an automatic termination event will be reduced by daily investor fee, which accumulates over time and has the effect of reducing the closing indicative note value by increasing the financing level throughout the term of the ETNs. The daily investor fee is linked, in part, to the 3-month LIBOR rate, which is a floating rate that fluctuates continuously. As a result, if the 3-month LIBOR rate increases during the term of the ETNs, the daily investor fee will increase at a faster rate, which will reduce the amount payable on your ETNs at maturity or upon redemption or an automatic termination event and may adversely affect the market value of your ETNs.

Changes in the Method Pursuant to Which the LIBOR Rates Are Determined May Adversely Affect the Value of the ETNs

Regulators and law enforcement agencies from a number of governments have been conducting investigations relating to the calculation of LIBOR across a range of maturities and currencies, and certain financial institutions that are member banks surveyed by the British Bankers’ Association (the “BBA”) in setting daily LIBOR, including Barclays, have entered into agreements with the Department of Justice, the U.S. Commodity Futures Trading Commission and/or the Financial Services Authority in order to resolve the investigations. In addition, in September 2012, the U.K. government published the results of its review of LIBOR, commonly referred to as the “Wheatley Review.” The Wheatley Review made a number of recommendations for changes with respect to LIBOR, including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the BBA to an independent administrator, changes to the method of compilation of lending rates, new regulatory oversight and enforcement mechanisms for rate-setting and the corroboration of LIBOR, as far as possible, by transactional data. Based on the Wheatley Review, on March 25, 2013, final rules for the regulation and supervision of LIBOR by the Financial Conduct Authority (the “FCA”) were published (the “FCA Rules”). In particular, the FCA Rules include requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. The FCA Rules took effect on April 2, 2013. It is not possible to predict the effect of the FCA Rules, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR that will be enacted in the U.K. and elsewhere, each of which may adversely affect the trading market for LIBOR-based securities. In addition, any changes announced by the FCA, the BBA or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur and to the extent that the value of the ETNs is affected by reported LIBOR rates, the amount of the daily investor fee and the value of the ETNs may be affected. Further, uncertainty as to the extent and manner in which the Wheatley Review recommendations will continue to be adopted and the timing of such changes may adversely affect the current trading market for LIBOR-based securities and the value of the ETNs.

The Cumulative Effect of the Daily Investor Fee, any Rebalancing Fees and the Settlement Charge May Be Greater Than the Charges and Fees You May Incur in Connection With an Alternative Investment

The closing indicative note value, and therefore your payment at maturity or upon redemption, is reduced by the cumulative effect of the daily investor fee, any rebalancing fees and the settlement charge. See “Your Payment at Maturity or Upon Redemption or an Automatic Termination Event Will Be Significantly Reduced by the Effect of the Daily Investor Fee, the Rebalancing Fee and the Settlement Charge

Regardless of the Performance of the Index” above for more information regarding the calculation of the cumulative effect of the daily investor fee, any rebalancing fees and the settlement charge. If the cumulative effect of the daily investor fee, any rebalancing fees and the settlement charge is greater than the charges and fees you may have otherwise incurred or accrued in connection with an alternative investment in the Index over the same term, your return on the ETNs may be less than your return on such alternative investment.

The Daily Investor Fee May Be Greater Than Financing Costs That You Would Incur If You Borrowed Funds From a Third Party

The daily investor fee includes a variable component that seeks to compensate the Issuer for, among other things, providing investors with the potential to receive a leveraged participation in movements in the level of the Index and is intended to include an approximation of the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Index. However, there is no guarantee that the daily investor fee will correspond to the lowest level of financing costs that may be available to you. If the cumulative effect of the daily investor fee exceeds the financing costs and any associated fees you could otherwise incur or accrue from borrowing available funds from a third party for the same time period, your return on the ETNs may be less than your return on an investment in a different instrument linked to the performance of the Index where you used funds borrowed on more favorable terms from the third party to leverage your investment in such instrument.

You Will Not Benefit from Any Increase in the Level of the Index If Such Increase Is Not Reflected in the Level of the Index on the Applicable Valuation Date

If the Index does not increase by an amount sufficient to offset the effect of the daily investor fee, any rebalancing fee and the settlement charge between the initial valuation date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your ETNs at maturity or upon redemption or an automatic termination event. This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to provide the ETNs with a valuation equal to or greater than the principal amount of the ETNs.

Changes in Our Credit Ratings May Affect the Market Value of Your ETNs

The ETNs are senior, unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party or guaranteed by any third party. Any payment on the ETNs, including any payment at maturity or upon redemption or an automatic termination event, is subject to the creditworthiness of the Issuer. Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs. However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

You Will Not Receive Interest Payments on the ETNs

You will not receive any periodic interest payments on your ETNs. Your ETNs will be paid in cash, and you will have no right to receive delivery of any equity securities.

Risks Relating to the Index

The Index Constituent Selection Process May Not Accurately Select Equity Securities with High Dividend Yields from the Parent Index

The Index is intended by the index sponsor to serve as a performance benchmark for investors focusing on dividend yield and to help investors obtain and manage exposure to the high dividend yielding segments of the Parent Index. The Index is intended by the index sponsor to objectively and passively depict the high dividend yield opportunity set within the Parent Index and to reflect dividend yield focused investment processes.

Because the Index is derived from the Parent Index by applying a series of screening mechanisms, including screenings for sustainability and persistence of dividends, quality, price performance and weighting, the Index will not necessarily be successful in selecting the Index Constituents that have the highest dividend yield available from the Parent Index. The performance of the Index may be lower than the performance of an index comprised of equity securities not selected using these screening mechanisms or lower than the performance of an index of equity securities with high dividend yields chosen by a different methodology.

An Investment in the ETNs Will Be Subject to Risks Associated with Non-U.S. Securities Markets

Certain of the Index Constituents have been issued by non-U.S. companies, which we refer to as non-U.S. Index Constituents. Investments in securities linked to the values of such non-U.S. Index Constituents involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally, non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of such non-U.S. Index Constituents may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws and other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

Some or all of the foregoing factors may influence the closing levels of the Index. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You cannot predict the future performance of the Index based on their historical performance. The value of the Index may decrease such that you may not receive any return of your investment. There can be no assurance that the closing levels of the Index will not decrease, or will not increase sufficiently, so that at maturity or upon redemption or an automatic termination event you will not lose some or all of your investment.

An Investment in the ETNs Will Be Subject to Currency Exchange Risk

Because the prices of the non-U.S. Index Constituents are converted into U.S. dollars for the purposes of calculating the value of the Index, the holders of the ETNs will be exposed to currency exchange rate risk with respect to each of the currencies in which such non-U.S. Index Constituents trade. An investor’s net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of such non-U.S. Index Constituents denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of the Index will be adversely affected and the payment at maturity or upon redemption or an automatic termination event of the ETNs may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Changes in the Volatility of Exchange Rates, and the Correlation Between Those Rates and the Value of the Index are Likely To Affect the Market Value of the ETNs

The exchange rate between the U.S. dollar and each of the currencies in which the non-U.S. Index Constituents are denominated refers to a foreign exchange spot rate that measures the relative values of two currencies—the particular currency in which a non-U.S. Index Constituent is denominated and the U.S. dollar. This exchange rate reflects the amount of the particular currency in which such non-U.S. Index Constituent is denominated that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to the particular currency in which such non-U.S. Index Constituent is denominated. The volatility of the exchange rate between the U.S. dollar and each of the currencies in which the non-U.S. Index Constituents are denominated refers to the size and frequency of changes in that exchange rate.

Because the Index is calculated, in part, by converting the closing prices of the non-U.S. Index Constituents into U.S. dollars, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which those non-U.S. Index Constituents are denominated could affect the market value of the ETNs and the payment you receive at maturity or upon redemption or an automatic termination event.

The correlation of the exchange rate between the U.S. dollar and each of the currencies in which the non-U.S. Index Constituents are denominated and the value of the Index refers to the relationship between the percentage changes in that exchange rate and the percentage changes in the value of the Index. The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the exchange rate between the U.S. dollar and each of the currencies in which the non-U.S. Index Constituents are denominated and the percentage changes in the value of the Index could affect the value of your ETNs and the payment you receive at maturity or upon redemption or an automatic termination event.

The ETNs Will Be Subject to Significant Movements in Underlying Foreign Exchange and Equity Markets Outside of the Hours During Which the ETNs are Traded on NYSE Arca

Certain equity markets on which the Index Constituents are traded are located outside the United States and many outside of North America and, therefore, are open for trading in different time zones around the world. Significant price and currency exchange rate movements may take place in the underlying foreign exchange and equity markets during hours when the ETNs are not traded on NYSE Arca, and those movements may be reflected in the market value of the ETNs when trading of the ETNs commences on NYSE Arca.

Historical Levels of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the ETNs

It is impossible to predict whether the Index will rise or fall. The actual performance of the Index over the term of the ETNs, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical level of the Index.

Risks Relating to Liquidity and the Secondary Market

The Estimated Value of the ETNs Is Not a Prediction of the Prices at Which the ETNs May Trade in the Secondary Market, If Any Such Market Exists, and Such Secondary Market Prices, If Any, May Be Lower Than the Principal Amount of the ETNs and May Be Lower Than Such Estimated Value of the ETNs

The estimated value of the ETNs will not be a prediction of the prices at which the ETNs may be redeemed or at which the ETNs may trade in secondary market transactions, if any such market exists, including on NYSE Arca. The price at which you may be able to sell the ETNs in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the ETNs at the time of pricing as of the inception date. For more information regarding additional factors that may influence the market value of the ETNs, please see the risk factor “The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors”.

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we plan to apply to list the ETNs on NYSE Arca, we cannot guarantee that such application will be approved and a trading market for the ETNs may not exist at any time.. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange and may cause the ETNs to be de-listed at our discretion.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs will be offered and sold from time to time through

Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to holder redemptions of the ETNs. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, holder redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 10,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 10,000 ETNs at one time in order to exercise your right to redeem your ETNs on a redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. Additionally, if an automatic termination event occurs after we receive your notice of redemption but prior to the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and we will automatically redeem your ETNs on the relevant redemption date at an amount equal to the automatic redemption value. See “Specific Terms of the ETNs—Holder Redemption Procedures” in this pricing supplement for more information.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your ETNs in the secondary market. We expect that generally the value of the Index Constituents will affect the market value of the ETNs more than any other factors. Several other factors, many of which are beyond our control, will influence the market value of the ETNs. Factors that may influence the market value of the ETNs include:

•

prevailing market prices and forward volatility levels of the stock markets on which the Index Constituents are listed or traded, the Index Constituents, and prevailing market prices of options on the Index or any other financial instruments related to the Index;

•	supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the ETNs;

•	interest rates;

•

economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price or forward volatility of the stock markets on which the Index Constituents are listed or traded, the Index Constituents, and the Index;

•	the perceived creditworthiness of Barclays Bank PLC;

•	supply and demand in the listed and over-the-counter equity derivative markets; or

•	supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

Risks Relating to Conflicts of Interest and Hedging

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Initially, Barclays Bank PLC serves as the calculation agent. The calculation agent will, among other things, decide the amount of the return paid out to you on your ETNs at maturity or upon redemption or an automatic termination event. For a more detailed description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs. If events such as these occur, or if the level of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index or to postpone the relevant valuation date or the maturity date. The calculation agent will exercise its judgment when performing its functions. Since determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such determination.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index Could Affect the Amount Payable on Your ETNs and Their Market Value

The policies of the index sponsor concerning the calculation of the level of the Index and any additions, deletions or substitutions of equity securities and the manner in which changes affecting the equity securities are reflected in the Index, could affect the level of the Index and, therefore, the amount payable on your ETNs at maturity or upon redemption or an automatic termination event and the market value of your ETNs prior to maturity.

The index sponsor can add, delete or substitute the Index Constituents or make other methodological changes that could change the level of the Index. The changing of Index Constituents may affect the Index, as a newly added equity security may perform significantly better or worse than the Index Constituent it replaces. Additionally, the index sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of ETNs linked to the Index. The index sponsor has no obligation to consider your interests in calculating or revising the Index. See “The Index” below.

If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Market Disruption Events” and “Specific Terms of the ETNs—Role of Calculation Agent”.

Barclays Bank PLC and Its Affiliates Have No Affiliation with the Index Sponsor and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time

We and our affiliates are not affiliated with the index sponsor in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding methods or policies relating to the calculation of the Index in its capacity as the index sponsor. The index sponsor is not under any obligation to continue to calculate the Index or required to calculate any successor index. If the index sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the value of the ETNs or the amount payable at maturity or upon redemption. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity or upon redemption of the ETNs will be determined by the calculation agent in its sole discretion. See “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement. Substantially all disclosure in this pricing supplement regarding the Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the ETNs, should make your own investigation into the Index and the index sponsor. The index sponsor has no obligation to consider your interests as a holder of the ETNs.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date or Immediately Following an Automatic Termination Event on Any Calendar Day, the Calculation Agent Can Postpone the Determination of, As Applicable, the Closing Indicative Note Value, the Automatic Redemption Value or the Maturity Date or a Redemption Date

The determination of the value of the ETNs on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date. In no event, however, will a valuation date be postponed by more than five trading days. As a result, the maturity date or a redemption date for the ETNs could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day. See “Specific Terms of the ETNs—Market Disruption Events” in this pricing supplement.

Similarly, if the calculation agent is prevented from determining the automatic redemption value because a market disruption event occurs or is continuing following the occurrence of an automatic termination event, the calculation agent may determine the automatic redemption value when the market disruption event has ceased to occur. However, if such market disruption event is continuing on the fifth trading day after the automatic termination date, the calculation agent may make a good faith estimate in its sole discretion of the value of the Index and will determine the automatic redemption value prior to the close of trading on the fifth trading day. See also “If the ETNs Are Automatically Redeemed Following the Occurrence of an Automatic Termination Event, You Will Not Benefit From Any Subsequent Increase in the Level of the Index”.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in the Index Constituents or Instruments Linked to the Index or to the Index Constituents May Also Impair the Market Value of the ETNs, Could Trigger an Automatic Termination Event and, Upon the Occurrence of an Automatic Termination Event, Could Adversely Affect the Automatic Redemption Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing or selling the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index or the Index Constituents, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Any of these hedging activities may adversely affect the market price of those instruments and, therefore, the level of the Index, the market value of the ETNs, the intraday indicative note value of the ETNs and/or, upon the occurrence of an automatic termination event, the automatic redemption value of the ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index or the Index Constituents on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the level of the Index, the market price of those instruments and, therefore, the market value of the ETNs and/or the intraday indicative note value, which could trigger the occurrence of an automatic termination event. In addition, we would expect to continue to engage in these activities from the occurrence of an automatic termination event to the time at which the calculation agent determines the automatic redemption value, and accordingly such activities could have an adverse effect on the automatic redemption value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs, the intraday index level and/or the intraday indicative note value of the ETNs, which could trigger the occurrence of an automatic termination event.

With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time. See “Our Business Activities May Create Conflicts of Interest” below for more details.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs. As noted above, we and our affiliates expect to engage in trading activities related to the Index Constituents, futures or options on the Index or the Index Constituents, or other derivative instruments with returns linked to the performance of the Index or Index Constituents that are not for the account of holders of the ETNs or on their behalf. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Index, could be adverse to the interests of the holders of the ETNs. Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the Index Constituents and equity securities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the Index Constituents and the level of the Index and, therefore, the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the Internal Revenue Service could assert that the ETNs should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the ETNs could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until redemption or maturity. The outcome of this process is uncertain. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the underlying assets that comprise the Index. In such case, you could be required to recognize ordinary income in respect of the dividends that you would have received had you made an actual leveraged investment in the underlying components of the Index, and could be required to recognize capital gain or loss, at least a portion of which could be short-term capital gain or loss, in respect of a portion of your ETNs at any time when an adjustment is made to the notional investment tracked by your ETNs (including a rebalancing event). Under this alternative treatment, the amount you realize upon the sale, redemption or maturity of your ETNs would not be reduced by the notional interest that you would be deemed to pay on the ETNs. Although you may be entitled to deduct some or all of such notional interest as investment interest under this characterization of the ETNs, the deductibility of investment interest is subject to limitations. Even if you are not treated as the owner of a leveraged investment in the underlying components of the Index, it is possible that you could be required to include the dividends that you would have received had you made a leveraged investment in the underlying components of the Index as items of ordinary income, either upon the sale, redemption or maturity of the ETNs or over the term of your ETNs, even though you will not receive any payments from us until the redemption or maturity of your ETNs.

Certain alternative U.S. federal income tax characterizations of the ETNs could also affect non-U.S. holders. For example, certain amounts paid to non-U.S. holders in respect of the ETNs could, under certain such treatments, be subject to U.S. federal income tax withholding at a rate of 30%, or a lower rate that is available by reason of any applicable income tax treaty. It is also possible that the U.S. Internal Revenue Service and the U.S. Treasury Department could issue guidance that could cause payments made on the ETNs to be subject to U.S. federal income tax withholding. In particular, the U.S. Treasury Department has issued proposed regulations under Section 871 of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of the ETNs as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). Non-U.S. holders could also be required to make certain certifications with respect to the ETNs in order to avoid or minimize such withholding obligations, and could be subject to withholding (subject to a potential right to claim a refund from the U.S. Internal Revenue Service) if such certifications were not received or were not satisfactory.

For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Material U.S. Federal Income Tax Considerations” below. You should consult your tax advisor as to the possible alternative treatments in respect of the ETNs.

THE INDEX

Except as otherwise noted, all information regarding the MSCI World High Dividend Yield USD Gross Total Return Index (the “Index”) and the MSCI World Index (the “Parent Index”) provided in this pricing supplement is derived from MSCI, Inc. (“MSCI” or the “index sponsor”) or other publicly available sources. Such information reflects the policies of MSCI as stated in such sources, and such policies are subject to change by MSCI. MSCI is under no obligation to continue to publish the Index and may discontinue publication of the Index at any time. The intraday level of the Index is reported by the index sponsor on Bloomberg page “M2WDHDVD <Index>”. The official closing level of the Index is reported by the index sponsor on the Bloomberg page “MHDYWOUG <Index>”.

The Index is designed to track the performance of large and mid cap stocks (excluding REITS) across 24 developed markets countries tracked by the Parent Index with higher than average dividend yields that are potentially both sustainable and persistent. The Index also incorporates certain screening mechanisms based on certain “quality” characteristics and recent 1-year price performance that seek to exclude stocks with potentially deteriorating fundamentals that may force them to cut or reduce dividends. The Index is derived from the Parent Index.

The information in this section is intended to be a summary of the significant features of the Index and is not a complete description. For a detailed explanation of methodology underlying the Index and other information about how the Index is maintained, see the “MSCI Global Investable Market Indices Methodology”, which is available at http://www.msci.com. In connection with any offering of ETNs, neither we nor any of our agents or dealers have participated in the preparation of the information described in the first paragraph of this section or made any due diligence inquiry with respect to the index sponsor. Neither we nor any of our agents or dealers makes any representation or warranty as to the accuracy or completeness of such information or any other publicly available information regarding the Index or the index sponsor.

You, as an investor in the ETNs, should make your own investigation into the Index and the index sponsor. The index sponsor is not involved in any offer of ETNs in any way and has no obligation to consider your interests as a holder of the ETNs. The index sponsor has no obligation to continue to publish the Index and may discontinue or suspend publication of the Index at any time in its sole discretion.

Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus supplement and prospectus.

Composition of the Parent Index

The Parent Index is designed to track the performance of large and mid cap stocks across 24 developed markets countries (Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States). The Parent Index is composed of all of the equity securities (the “Parent Index Constituents”) that are included in a group of individual country indices (the “Parent Country Indices”), each of which is calculated and maintained by MSCI. As of April 30, 2013, the Parent Index covers approximately 85% of the free float-adjusted market capitalization in each Parent Country Index. The Parent Country Indices currently included in the Parent Index are:

•	MSCI Australia Index;

•	MSCI Austria Index;

•	MSCI Belgium Index;

•	MSCI Canada Index;

•	MSCI Denmark Index;

•	MSCI Finland Index;

•	MSCI France Index;

•	MSCI Germany Index;

•	MSCI Greece Index;

•	MSCI Hong Kong Index;

•	MSCI Ireland Index;

•	MSCI Israel Index;

•	MSCI Italy Index;

•	MSCI Japan Index;

•	MSCI Netherlands Index;

•	MSCI New Zealand Index;

•	MSCI Norway Index;

•	MSCI Portugal Index;

•	MSCI Singapore Index;

•	MSCI Spain Index;

•	MSCI Sweden Index;

•	MSCI Switzerland Index;

•	MSCI United Kingdom Index; and

•	MSCI United States Index.

The following table shows, as of April 30, 2013, in relation to the constituent equity securities of each Parent Country Index (1) the jurisdictions in which the equity securities’ issuers must be incorporated and the exchanges on which the securities must trade to be eligible for inclusion in each Parent Country Index, (2) the number of constituents in each Parent Country Index, (3) the market capitalization of the constituents of each Parent Country Index and (4) the combined weighting of the constituents of each Parent Country Index in the Parent Index:

Parent Country Indices as of April 30, 2013

Parent Country Index	Jurisdiction	Securities Exchange	Number of Parent Index Constituents	Market Capitalization ($ millions)	Weighting in Parent Index (%)
MSCI Australia Index	Commonwealth of Australia	Australian Stock Exchange (ASX)	69	$1,101,805.70	3.90%
MSCI Austria Index	Republic of Austria	Vienna Stock Exchange (Wiener Börse)	9	$32,573.93	0.12%
MSCI Belgium Index	Kingdom of Belgium	Euronext Brussels	11	$137,251.48	0.49%
MSCI Canada Index	Canada	Toronto Stock Exchange	95	$1,220,699.88	4.32%
MSCI Denmark Index	Kingdom of Denmark	OMX Copenhagen	11	$135,980.30	0.48%
MSCI Finland Index	Republic of Finland	OMX Helsinki	14	$90,783.99	0.32%
MSCI France Index	French Republic	Euronext Paris	72	$1,116,251.67	3.95%
MSCI Germany Index	Federal Republic of Germany	Frankfurt Stock Exchange (Deutsche Börse)	51	$988,362.66	3.50%
MSCI Greece Index	Hellenic Republic	Athens Stock Exchange	2	$7,183.39	0.03%
MSCI Hong Kong Index	Hong Kong Special Administrative Region	Hong Kong Stock Exchange	41	$367,841.68	1.30%
MSCI Ireland Index	Republic of Ireland	Irish Stock Exchange	4	$31,514.53	0.11%
MSCI Israel Index	State of Israel	Tel Aviv Stock Exchange	10	$60,375.52	0.21%
MSCI Italy Index	Italian Republic	Milan Stock Exchange (Borsa Italiana)	25	$248,341.38	0.88%
MSCI Japan Index	Japan	Tokyo Stock Exchange	316	$2,642,819.66	9.36%
MSCI Netherlands Index	Kingdom of the Netherlands	Euronext Amsterdam	22	$286,719.07	1.02%
MSCI New Zealand Index	New Zealand	New Zealand Exchange	5	$15,653.84	0.06%
MSCI Norway Index	Kingdom of Norway	Oslo Stock Exchange (Oslo Børs)	10	$104,086.20	0.37%
MSCI Portugal Index	Portuguese Republic	Euronext Lisbon	5	$21,728.45	0.08%
MSCI Singapore Index	Republic of Singapore	Singapore Exchange	30	$209,435.53	0.74%
MSCI Spain Index	Kingdom of Spain	Spanish Stock Exchanges (Bolsa de Madrid, Bolsa de Barcelona, Bolsa de Valencia, Bolsa de Bilbao)	23	$343,986.04	1.22%
MSCI Sweden	Kingdom of Sweden	OMX Stockholm	32	$376,401.11	1.33%
MSCI Switzerland Index	Swiss Confederation	SWX Swiss Exchange	39	$1,078,340.88	3.82%
MSCI United Kingdom Index	United Kingdom of Great Britain and Northern Ireland	London Stock Exchange	106	$2,571,130.41	9.11%
MSCI United States Index	United States	New York Stock Exchange, NYSE Arca, NYSE MKT, NASDAQ	604	$15,041,698.19	53.28%
		Total	1606	$28,230,965.50	100%

Selection of Parent Index Constituents in Parent Country Indices

Each Parent Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance and income from dividend payments, of equity securities in the country it represents.

The Parent Index Constituents were formerly selected by MSCI from among the universe of securities eligible for inclusion in the Parent Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant Parent Country Index are included) and (iii) meet certain other investability criteria (as noted above, for a more detailed discussion of such criteria, see the “MSCI Global Investable Market Indices Methodology”, which is available at www.msci.com). Following a change in MSCI’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level—so each Parent Country Index will seek to include equity securities that represent 85% of the free float-adjusted market capitalization of all equity securities eligible for inclusion—but will still be subject to liquidity, foreign investment restrictions and other investability adjustments. MSCI defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.

Composition of the Index

The Index is a free-float adjusted market capitalization weighted index, which is derived from the Parent Index. The Parent Index Constituents comprising the Index (the “Index Constituents”) include only Parent Index Constituents that offer a higher than average dividend yield relative to the Parent Index and pass dividend sustainability screens. Securities entering the Index must have a dividend yield which is at least 30% higher than the Parent Index yield. Only securities with reasonable payout and a non-negative 5-year dividends per share (“DPS”) growth rate are eligible for inclusion in the Index.

The following table shows, as of April 30, 2013, the sector weights of the Index Constituents:

Sector	Weighting in Index (%)
Health Care	19.98
Financials	17.62
Consumer Staples	14.52
Energy	10.3
Telecommunications Services	9.9
Utilities	8.47
Industrials	7.26
Consumer Discretionary	4.87
Materials	3.87
Information Technology	3.2

The following table shows, as of April 30, 2013, the country weights of the Index Constituents:

Sector	Weighting in Index (%)
United States	37.67
United Kingdom	17.62
Switzerland	14.52
Australia	10.3
Canada	9.9
Other	8.47

The Index is a total return index, which means that that the level of the Index reflects both price performance and income from regular cash distributions (cash dividend payments or capital repayments). The amount reinvested is the “gross” amount, which is the cash distributed to individuals resident in the country of the company, but does not include tax credits. This approximates the maximum possible reinvestment of regular cash distributions.

Selection of the Index Constituents of the Index

Step 1: Defining the Eligible Universe

All Parent Index Constituents are eligible for inclusion in the Index, with the exception of Real Estate Investment Trusts (“REITs”). REITs have structurally very high dividend yield and, if included, would represent a very significant proportion of the Index. Also, typically, regulatory constraints restrict the inclusion of REITs in meaningful proportions in many institutional portfolios. The Parent Index Constituents eligible for inclusion in the Index are referred to as the “Eligible Universe”.

Step 2: Dividend Sustainability and Persistence Screening

The Eligible Universe is then screened using the Dividend Sustainability Screening and the Dividend Persistence Screening. Dividend yield strategies typically target not only high dividend yield but also companies where that dividend is sustainable and/or persistent. Therefore, the Index considers the following dividend sustainability and persistence screens to determine Parent Index Constituents that will be included in the Index:

•

Securities in the Eligible Universe whose dividend payout is extremely high or negative, and therefore, where future dividend payments might be in jeopardy are not considered for inclusion in the Index (the “Dividend Sustainability Screening”); and

•	Securities in the Eligible Universe without a good historical track record of consistent dividend payment are also not considered for inclusion (the “Dividend Persistence Screening”).

Applying the Dividend Sustainability Screening

Securities in the Eligible Universe with zero or negative Payout Ratios are not considered for inclusion in the Index as they either do not pay dividends or have negative earnings which may put their future dividend payments at risk.

Additionally, Parent Index Constituents with an extremely high Payout Ratio, which occurs when earnings are low relative to dividends and may also indicate that the dividend payment might not be sustainable in the future, are also not considered for inclusion in the Index. Under this screen, Parent Index Constituents with extremely high Payout Ratios, defined to be the top 5% of Parent Index Constituents by number within the universe of Parent Index Constituents with positive payout, are not considered eligible for inclusion in the Index. The use of a relative Payout Ratio screen seeks to ensure that the companies at most relative risk of dividend cuts are excluded irrespective of the absolute level of the payout.

The “Payout Ratio” is calculated as follows:

Payout Ratio = DPS / earnings per share

The most recently reported earnings value is used to for earnings per share while the current annualized dividend per share is used for dividends.

Applying the Dividend Persistence Screening

Securities in the Eligible Universe with a negative 5Y DPS Growth Rate are also excluded from the Index as their dividend growth is shrinking which could be a precursor to lower dividends.

“5Y DPS Growth Rate” is calculated by (1) applying a regression (ordinary least squares method) to the last 5 yearly DPS, (2) estimating an average DPS and (3) obtaining the growth trend.

In order to compute a meaningful long-term historical growth trend for the DPS, five years of comparable data are generally required. In the event that comparable restated pro forma data are unavailable, MSCI may restate the data using adjustments. A minimum of the last four DPS values are required for calculating the growth and growth trends for Parent Index Constituents without sufficient DPS values are considered to be missing (except in the case of IPOs where it will be on a case-by-case basis).

Step 3: High Dividend Yield Security Selection

Securities in the Eligible Universe that have passed the Dividend Sustainability Screening and Dividend Persistence Screening are then considered for inclusion in the Index. Only securities in the Eligible Universe with a Dividend Yield greater than or equal to 1.3 times the Dividend Yield of the Parent Index are included in the Index.

“Dividend Yield” is calculated as follows:

Dividend Yield = Current Annualized DPS / Current Market Price per Share of Parent Index Constituent

“Current Annualized DPS” is the trailing 12-month dividend per share derived from the current fiscal year-end DPS plus the difference between the interim DPS of the current fiscal year and the previous fiscal year. For Parent Index Constituents domiciled in the United States and Canada, the Current Annualized DPS is calculated by annualizing the latest published quarterly dividend. Dividend Yields are gross, before withholding tax, and take into account special tax credits when applicable.

Additional Screenings and Weighting Scheme from June 3, 2013

Starting from the May 2013 Semi-Annual Index Review (as described further below) the Index will transition to an enhanced methodology that will include the changes described below. These are additional selection criteria and all other index construction and maintenance rules as described above in “—Selection of Index Constituents of the Index” will continue to be applied.

Additional Screenings

In addition to the Dividend Sustainability and Dividend Persistence screenings described above, the following two new screenings will be applied to determine the Eligible Universe of the Index.

Quality Screening

The Quality Z-scores are calculated using fundamental variables such as return on equity, earnings variability and debt to equity. These enhancements aim to exclude securities with potentially deteriorating fundamentals that may force them to cut or reduce dividends. Securities in the Eligible Universe but not currently Index Constituents with negative quality scores, referred to as “Quality Z-scores”, are not considered for inclusion in the Index. Existing Index Constituents are excluded from the Eligible Universe if their Quality Z-score is less than -0.5. For the details on computation of the Quality Z-score, please refer to section 2.2.3 of the “MSCI Quality Indices Methodology”, which is available at http://www.msci.com/eqb/methodology/meth_docs/MSCI_Quality_Indices_Methodology.pdf.

Price Performance Screening

Securities in the Eligible Universe ranked in the bottom 5% of the Eligible Universe with negative 1-year historical price returns are excluded from the Index. This screen applies to all securities in the Eligible Universe, regardless of whether they are currently Index Constituents.

Weighting Scheme

As described above in “—Composition of the Index”, the Index is a free float adjusted market capitalization weighted index. Individual issuers in the Index will be capped at 5% in an effort to mitigate concentration risk.

Maintenance of and Changes to the Index

Semi-Annual Index Review

The Index is rebalanced semi-annually. Changes are implemented as of the close of the last business day of May and November, to coincide with the Semi-Annual Index Reviews of the Parent Index by MSCI. MSCI will announce the pro forma Index nine business days before the effective date.

The fundamental data used to determine the Index are maintained monthly. For the May and November Semi-Annual Index Reviews, the fundamental data as of the end of April and the end of October are used respectively.

The Semi-Annual Index Review involves a comprehensive review of the Index. During each Semi-Annual Index Review, the Parent Index Constituents are screened for potential inclusion in the Index according to the screening process described above in “—Selection of the Index Constituents of the Index”.

Existing Index Constituents of the current Index will also be evaluated for continued inclusion using the following screening process:

•

If a security is already an Index Constituent, it will remain in the Index until it reaches the top 2% by increasing order of Dividend Payout. If it is within the top 2% band, it will be excluded from the Index.

•

If a security is already an Index Constituent but its 5Y DPS Growth Rate turns negative, it will still be allowed to remain in the Index, provided that the 1Y DPS Growth Rate of that security is non-negative. This is intended to allow current Index Constituents that suffer only a temporary decline in the 5Y DPS Growth Rate to remain in the Index and thus avoid excessive index turnover.

•	If a security is already an Index Constituent, it will remain in the Index as long as its Dividend Yield is higher than or equal to the Dividend Yield of the Parent Index.

“1Y DPS Growth Rate” is the difference between the current and previous annual DPS.

Quarterly Index Review

The Quarterly Index Review of the Parent Index will not result in any change in the Index except for deletions from the Parent Index. Between Semi-Annual Index Reviews, the Index follows the event maintenance of the Parent Index. IPOs and other newly listed securities will only be considered for inclusion at the next Semi-Annual Index Review, even if they qualify for early inclusion in the Parent Index. There will be no early inclusion of new securities to the Index, except when the new security results from an event affecting an existing Index Constituent (e.g., spin off, merger). An Index Constituent deleted from the Parent Index following a corporate event will be simultaneously deleted from the Index.

Prices and Exchange Rates

Prices

The prices used to calculate the Index are the official exchange closing prices or those figures accepted as such. MSCI reserves the right to use an alternative pricing source on any given day.

Exchange rates

With respect to Index Constituents not priced in U.S. dollars, MSCI uses the foreign exchange rates published each business day by WM/Reuters at 4:00 p.m., London time. MSCI uses WM/Reuters rates for all developed markets.

In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year Day), the previous business day’s rates are normally used.

MSCI continues to monitor exchange rates independently and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM/Reuters rates are not available, or if MSCI determines that the WM/Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, MSCI may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

Historical Performance of the Index

The following table and graph illustrate the performance of the Index since December 29, 2000. The Index was launched on May 31, 2006 and the base date for the Index is December 29, 2006. All data relating to the period prior to the launch date of the Index is an historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period had the index sponsor begun calculating the Index on the base date of the Index using the methodology it currently uses. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

1.	on a hypothetical basis, how the Index would have performed from December 29, 2000 to and excluding May 31, 2006 based on the selection criteria and methodology described above; and

2.	on an actual basis, how the Index has performed from and including May 31, 2006 onwards.

Date	Level of the Index
December 29, 2000	647.79
December 31, 2001	595.77
December 31, 2002	537.36
December 31, 2003	701.31
December 31, 2004	841.70
December 30, 2005	913.21
December 29, 2006	1,177.14
December 31, 2007	1,263.54
December 31, 2008	727.86
December 31, 2009	973.54
December 31, 2010	1,043.80
December 30, 2011	1,094.28
December 31, 2012	1,239.82
May 14, 2013	1,411.06

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

License Agreement Regarding the Index

We have entered into a non-exclusive license agreement with the index sponsor whereby we, in exchange for a fee, are permitted to use the Index in connection with certain securities, including the ETNs. We are not affiliated with the index sponsor; the only relationship between the index sponsor and us is any licensing of the use of its indices and trademarks relating to them.

Disclaimer Regarding the Index and the Parent Index

THE ETNS ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE INDEX OR THE PARENT INDEX. THE INDEX AND THE PARENT INDEX ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE NAMES OF THE INDEX AND THE PARENT INDEX ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY BARCLAYS BANK PLC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE INDEX OR THE PARENT INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE ETNS OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE ETNS PARTICULARLY OR THE ABILITY OF ANY INDICES TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE INDEX AND THE PARENT INDEX WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE ETNS OR TO BARCLAYS BANK PLC OR ANY OWNER OF THE ETNS. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE INDEX OR THE PARENT INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF BARCLAYS BANK PLC OR OWNERS OF THE ETNS INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE INDEX OR THE PARENT INDEX. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE INDEX OR THE PARENT INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE ETNS TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE ETNS ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE INDEX OR THE PARENT INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE ETNS IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE ETNS.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEX AND THE PARENT INDEX FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE INDEX OR THE PARENT INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX, THE PARENT INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE INDEX OR THE PARENT INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, BARCLAYS BANK PLC’S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE INDEX, THE PARENT INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE INDEX OR THE PARENT INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE INDEX, THE PARENT INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE INDEX OR THE PARENT INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE INDEX OR THE PARENT

INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE INDEX, THE PARENT INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE INDEX OR THE PARENT INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the ETNs, nor any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the ETNs without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Modifications to the Index or the Parent Index

The index sponsor may revise the method of calculating the Index, the Parent Index or other matters as described above. The effect of any such changes is described below under “Specific Terms of the ETNs—Discontinuance or Modification of the Index”. The index sponsor or the calculation agent may also make determinations relating to market disruption and force majeure events as described below.

If the index sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the index sponsor will calculate the level of the Index or the Parent Index based on the closing prices published by the exchange or, if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the Index or the Parent Index. If an exchange fails to open due to unforeseen circumstances, the Index or the Parent Index will use the prior day’s closing prices. If all exchanges fail to open, the index sponsor may determine not to publish the Index or the Parent Index for that day.

VALUATION OF THE ETNs

The market value of the ETNs will be affected by several factors, many of which are beyond our control. Factors that may influence the market value of the ETNs include, but are not limited to, prevailing market prices and forward volatility levels of the stock markets on which the Index Constituents are traded, the Index Constituents, and prevailing market prices of options on the Index or any other financial instruments related to the Index; supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker; the time remaining to the maturity of the ETNs; interest rates; economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price or forward volatility of the stock markets on which the Index Constituents are traded, the Index Constituents, and the Index; the perceived creditworthiness of Barclays Bank PLC; supply and demand in the listed and over-the-counter equity derivative markets; or supply and demand as well as hedging activities in the equity-linked structured product markets. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Note Value

An “intraday indicative note value” meant to approximate the intrinsic economic value of the ETNs will be calculated by the NYSE Arca or a successor on an ongoing basis from the initial valuation date to the final valuation date. During the hours on which trading is generally conducted on NYSE Arca, NYSE Arca or a successor will calculate and publish the intraday indicative note value every 15 seconds via the facilities of the Consolidated Tape Association. The ticker symbols for the intraday indicative note value of the ETNs is “FGHY.IV”.

In connection with the ETNs, we use the term “intraday indicative note value” to refer to the value, per ETN, at any point in time until maturity or redemption of the ETNs as determined based on the following equation:

Intraday Indicative Note Value = Intraday Long Index Amount – Financing Level as of the valuation date immediately preceding the beginning of the relevant index business day; provided that if such calculation results in a negative value, the Intraday Indicative Note Value will be $0;

where:

Intraday Long Index Amount = For each ETN at any time during an index business day, the product of (a) the long index amount on the valuation date immediately preceding the beginning of such index business day times (b) the intraday index performance factor at such time.

Intraday Index Performance Factor = At any time during an index business day, (a) the intraday index level at such time divided by (b) the closing level of the Index on the valuation date immediately preceding the beginning of such index business day.

Financing Level = The financing level of the ETNs as described in this pricing supplement.

The intraday indicative note value is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Furthermore, as the intraday indicative note value is calculated using the financing level as of the close of the immediately preceding trading day, the intraday indicative note value calculated at any given time will not reflect the daily investor fee or any rebalancing fee that may have accrued over the course of the trading day on which such intraday indicative note value is calculated. Published Index levels from the index sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the intraday indicative note value for the ETNs. The actual trading price of the ETNs may be different from their intraday indicative note value.

As discussed in “Specific Terms of the ETNs—Payment Upon Holder Redemption Or Issuer Redemption”, you may, subject to certain restrictions, choose to redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs on a particular redemption date, you will receive a cash payment on such date in an amount equal to the closing indicative note value minus the settlement charge on the applicable valuation date. You must redeem at least 10,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. The holder redemption feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a discount to their closing indicative note value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Intraday Leverage Factor

The ETNs are designed to target a multiple equal to the initial leverage factor of two times the performance of the Index over the term of the ETNs, less the accrued investor fee, any applicable rebalancing fees and settlement charges. This target is achieved by linking the payment upon maturity or redemption for the ETNs to the value of a notional leveraged “long” position in the Index at a multiple equal to the initial leverage factor of two. Specifically, this leveraged “long” position is reflected in the calculation of the “long index amount”, which on the initial valuation date is equal to the principal amount per ETN multiplied by the initial leverage factor. However, as the exposure of the ETNs to the Index will not be reset during the term of the ETNs except upon the occurrence of a rebalancing event, there is likely to be a fluctuating ratio of (1) the then current value of the notional exposure per ETN to the performance of the Index (i.e., as reflected by the intraday long index amount) relative to (2) the then current intraday indicative note value per ETN (which takes into account both the intraday long index amount and the financing level). Therefore, the daily or intraday return on your ETNs will reflect a variable multiple of the daily or intraday return on the performance of the Index that is equal to the ratio of the intraday long index amount relative to the intraday indicative note value. See “Risk Factors—The Ratio Between the Value of Your ETNs and the Notional Exposure to the Index Will Fluctuate During the Term of Your ETNs” in this pricing supplement for more information.

The “intraday leverage factor” of the ETNs, which is intended to approximate the ratio of (1) the value of the notional exposure per ETN to the performance of the Index relative to (2) the value of each ETN, will be calculated and published every 15 seconds by NYSE Arca or a successor during the hours on which trading is generally conducted on NYSE Arca. The ticker symbol for the intraday leverage factor of the ETNs is “FGHY.LF”.

The ETNs also include a rebalancing feature that will have the effect of reducing the ratio of (1) the value of the notional exposure per ETN to the performance of the Index relative to (2) the value of each ETN if a rebalancing event occurs, meaning that, on any valuation date, the intraday index level is less than or equal to the rebalancing trigger calculated on the immediately preceding valuation date. This feature acts to reset the leveraged exposure to the Index to approximately 2.0 on the relevant rebalancing date (without accounting for changes in the Index level on the rebalancing date).

The “intraday leverage factor” for the ETNs will be calculated according to the following equation:

Intraday Leverage Factor = Intraday Long Index Amount / Intraday Indicative Note Value.

By calculating the intraday leverage factor in this manner, the intraday leverage factor also serves to approximate the variable multiple of returns in the Index performance that will be reflected in the value of the ETNs on any given day.

The following are two hypothetical examples of intraday leverage factor calculations:

Example 1: Assuming an initial leverage factor of 2, a principal amount of $100, an intraday index performance factor of 1.10 and a financing level of $105.00:

Intraday Long Index Amount: 2 × $100.00 × 1.10 = $220.00

Intraday Indicative Note Value: $220.00 - $105.00 = $115.00

Therefore, the intraday leverage factor equals 1.91, which is $220.00 / $115.00.

Example 2: Assuming an initial leverage factor of 2, a principal amount of $100, an intraday index performance factor of 0.90 and a financing level of $105.00:

Intraday Long Index Amount: 2 × $100.00 × 0.90 = $180.00

Intraday Indicative Note Value: $180.00 - $105.00 = $75.00

Therefore, the intraday leverage factor equals 2.40, which is $180.00 / $75.00.

The intraday leverage factor for the ETNs will be published solely for informational purposes. It is not intended to serve as a basis for determining a price or quotation for the ETNs, or as a basis for an offer or solicitation for the purchase, sale, redemption or termination of the ETNs.

NYSE Arca Calculations

NYSE Arca is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The the intraday indicative note value, the intraday leverage factor and other information furnished in connection with the ETNs will be derived from sources deemed reliable, but NYSE Arca and its suppliers do not guarantee the correctness or completeness of the the intraday indicative note value, the intraday leverage factor or other information furnished in connection with the ETNs. NYSE ARCA MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, BARCLAYS BANK PLC’S CUSTOMERS, HOLDERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE THE INTRADAY INDICATIVE NOTE VALUE, THE INTRADAY LEVERAGE FACTOR OR ANY DATA INCLUDED THEREIN. NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INTRADAY INDICATIVE NOTE VALUE, THE INTRADAY LEVERAGE FACTOR OR ANY DATA INCLUDED THEREIN.

NYSE Arca and its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of either NYSE Arca or its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday indicative note value, the intraday leverage factor or any data included therein, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. NYSE Arca shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday indicative note value, the intraday leverage factor or any data included therein, from whatever cause. NYSE Arca is not responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

SPECIFIC TERMS OF THE ETNs

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of

New York Mellon, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception and Issuance

The ETNs will be first sold on [—], which we refer to as the “inception date”. The ETNs are expected to be first issued on [—], which we refer to as the “issue date”, and will be due on [—].

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $100.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment in U.S. dollars at maturity in an amount equal to (a) the closing indicative note value on the final valuation date minus (b) the settlement charge on the final valuation date.

The “closing indicative note value” per ETN on the initial valuation date will equal $100. The closing indicative note value for each ETN on any valuation date will equal (a) the long index amount on such valuation date minus (b) the financing level on such valuation date, provided that if such calculation results in a negative value, the closing indicative note value will be $0. The closing indicative note value will be published on each valuation date under the ticker symbol “FGHY.RDNV”.

The “long index amount” per ETN on the initial valuation date will equal $200, which is equal to the initial leverage factor of 2 times the principal amount per ETN. On any subsequent valuation date, the long index amount for each ETN will equal the product of (a) the long index amount on the immediately preceding valuation date times (b) the index performance factor on such valuation date minus (c) the rebalancing amount on such valuation date. The long index amount will be published on each valuation date under the ticker symbol “FGHY.LIA”.

The “initial leverage factor” will equal 2.

The “leverage factor” per ETN on any valuation date will equal (i) the long index amount on such valuation date divided by (ii) closing indicative note value on such valuation date. The leverage factor will be published under the ticker symbol “FGHY.LF”.

The “index performance factor” per ETN on the initial valuation date will equal 1. On any subsequent valuation date, the index performance factor will equal (a) the closing level of the Index on such valuation date divided by (b) the closing level of the Index on the immediately preceding valuation date.

The “financing level” for each ETN on the initial valuation date will equal $100. On any subsequent valuation date, the financing level for each ETN will equal (a) the financing level on the immediately preceding valuation date plus (b) the daily investor fee on such valuation date plus (c) the rebalancing fee on such valuation date minus (d) the rebalancing amount on such valuation date. The financing level will be published on each valuation date under the ticker symbol “FGHY.FL”.

The “daily investor fee” per ETN on the initial valuation date will equal $0. On any subsequent valuation date, the daily investor fee for each ETN will equal (a) the sum of (i) the product of (1) the long index amount on the immediately preceding valuation date times (2) the exposure fee rate plus (ii) 0.05% times the closing indicative note value on the immediately preceding valuation date times (b) the number of calendar days from, but excluding, the immediately preceding valuation date to, and including, the current valuation date divided by (c) 360.

The “exposure fee rate” per ETN will equal the sum of (a) 0.64% plus (b) the 3-month LIBOR rate (as hereinafter defined) effective on the relevant valuation date. For purposes of the ETNs, “3-month LIBOR rate” shall mean the rate for deposits in U.S. dollars for a period of three months as of approximately 11:00 am London time on the relevant valuation date which appears on Bloomberg screen “US0003M”. If a three month rate for deposits in U.S. dollars ceases to be published on Bloomberg screen “US0003M”, but the same or a comparable successor rate shall otherwise be published by the British Bankers Association or another benchmark administrator authorized and regulated by the U.K. Financial Conduct Authority (a “successor rate”), then the 3-month LIBOR rate shall be such successor rate. If no such successor rate is published, or the calculation agent determines, in its sole discretion, that the successor rate is not comparable to the 3-month LIBOR rate as in effect on the inception date, then the calculation agent shall determine the 3-month LIBOR rate using the methodology provided for in relation to “USD—LIBOR—Reference Banks” in the accompanying Prospectus Supplement. If, notwithstanding the foregoing, the 3-month LIBOR rate is not available for the relevant valuation date, the most recent 3-month LIBOR rate available as of the immediately preceding valuation date shall be used.

The “settlement charge” is a charge imposed upon holder redemption and the payment at maturity, and is equal to 0.05% times the long index amount on the applicable valuation date. In addition, upon any holder redemption of more than 100,000 ETNs at one time with a redemption date on or prior to the date that is 360 calendar days from the inception date, the settlement charge will include, in addition to the amount specified in the preceding sentence, an amount equal to (a) 0.05% times (b) the long index amount on the applicable valuation date times (c) (i) 360 minus the number of calendar days from, and including, the inception date to, and including, the applicable valuation date divided by (ii) 360. The settlement charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with making a payment on the ETNs. The proceeds we receive from the settlement charge may be more or less than such costs.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

A “valuation date” means each trading day from [—] to [—], subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to [—] as the “initial valuation date” and [—] as the “final valuation date”.

A “trading day” with respect to the ETNs means a day on which (a) it is an index business day, (b) trading is generally conducted on NYSE Arca, and (c) is a business day in New York City.

An “index business day” means each continuous period during which the index sponsor publishes an intraday index level. As of the date of this pricing supplement, an index business day will be deemed to begin at the scheduled opening time of trading on the New Zealand Exchange (typically 7:00 p.m. New York City time on a particular calendar date without adjustment for daylight savings time in any jurisdiction) and end at the scheduled closing time of trading on the New York Stock Exchange (4:00 p.m. New York City time on the following calendar date). The specific hours on which an index business day begins and ends may be subject to adjustment if the Index Exchanges included in the Index changes.

An “Index Exchange” means each exchange on which any of the Index Constituents are traded.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described above), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Index Exposure Rebalancing

A “rebalancing event” will occur if, on any valuation date, between the hours of 9:30 a.m. and 4:00 p.m. New York City time, the intraday index level is less than or equal to the rebalancing trigger calculated on the immediately preceding valuation date, a rebalancing event is deemed to have occurred on such valuation date.

The “intraday index level” is the most recent intraday level of the Index reported by the index sponsor.

The “rebalancing trigger” on any valuation date will equal (a) 1.6 times (b) the closing level of the Index on such valuation date times (c) the financing level on such valuation date divided by (d) the long index amount on such valuation date. The rebalancing trigger will be published under the ticker symbol “FGHY.RT”.

A “rebalancing event date” means any valuation date on which a rebalancing event occurs.

A “rebalancing date” is the first valuation date immediately following a rebalancing event date on which Index Exchanges comprising at least 99.5% of the notional weight of the Index are open for trading.

The “rebalancing amount” for each ETN on any valuation date that is not a rebalancing date will be equal to zero. On any valuation date that is a rebalancing date, the rebalancing amount for each ETN will equal the product of (a) the long index amount on the immediately preceding valuation date times (b) the index performance factor on such valuation date minus (c) the product of (i) the initial leverage factor times (ii) the closing indicative note value on the immediately preceding valuation date.

The “rebalancing fee” for each ETN on any valuation date that is not a rebalancing date will be equal to zero. On any valuation date that is a rebalancing date, the rebalancing fee for each ETN will be equal to the product of (a) rebalancing fee rate multiplied by (b) rebalancing amount on such valuation date.

The “rebalancing fee rate” will equal 0.05%.

Payment Upon Holder Redemption Or Issuer Redemption

If you or we have not previously redeemed your ETNs, and subject to the occurrence of an intervening automatic termination event and to certain other restrictions, you may redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative note value minus the settlement charge on the applicable valuation date. You must redeem at least 10,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) must bundle your ETNs for redemption with those of other investors to reach this minimum. Notwithstanding the foregoing, if an automatic termination event, as described under “—Automatic Termination Event”, occurs between the time at which you deliver a notice of redemption to us and the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and your ETNs will be automatically redeemed on the relevant redemption date as described under “—Automatic Termination Event”.

Prior to maturity we may redeem the ETNs (in whole only, but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the ETNs to be redeemed not less than 10 calendar days prior to the redemption date specified by us in such notice. If we redeem ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative note value on the valuation date that is three trading days prior to the redemption date specified in the notice.

A “redemption date” is:

•

In the case of holder redemption, the redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

•

In the case of issuer redemption, the redemption date is the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice, but in any case not later than the maturity date.

•

In the case of an automatic termination event, the redemption date is the fifth business day following the automatic termination date; provided that if calculation of the automatic redemption value is postponed as a result of a market disruption event, the redemption date will be the fifth business day after the automatic redemption value is calculated.

Holder Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price per ETN equal to the closing indicative note value on the applicable valuation date, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective, and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable. Additionally, if an automatic termination event occurs between the time at which you deliver a notice of redemption to us and the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and your ETNs will be automatically redeemed on the relevant redemption date at an amount equal to the automatic redemption value.

Automatic Termination Event

The ETNs will be redeemed automatically (in whole only, but not in part) if, on any index business day prior to or on the final valuation date, the intraday index level is less than or equal to the automatic termination trigger calculated on the valuation date immediately preceding the beginning of such index business day. We will redeem your ETNs on the relevant redemption date and will deliver a notice of redemption to the Depositary Trust Company (“DTC”) in the form attached as Annex C that will specify such date. Upon such redemption, you will receive a cash payment equal to the automatic redemption value.

The “automatic termination trigger” on any valuation date will equal (a) 1.4 times (b) the closing level of the Index on such valuation date times (c) the financing level on such valuation date divided by (d) the long index amount on such valuation date. The automatic termination trigger will be published under the ticker symbol “FGHY.ATT”.

An “automatic termination date” is any index business day on which an automatic termination event occurs.

The “automatic redemption value” will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant Index Constituents that are available as soon as practicable following the occurrence of a automatic termination event. The calculation agent will approximate the intraday index performance factor on the basis of such quotations and calculate, in the manner described under “Intraday Indicative Note Value”, a corresponding intraday indicative note value, which shall be deemed to be the automatic redemption value.

If a rebalancing event has occurred and then an automatic termination event occurs after the occurrence of the rebalancing event but prior to the end of the trading day on the corresponding rebalancing date, then the ETNs will be automatically redeemed pursuant to the automatic termination event without giving regard to the rebalancing event.

Market Disruption Events

If the calculation agent is prevented from determining the automatic redemption value because a market disruption event occurs or is continuing following the occurrence of an automatic termination event, the calculation agent may determine the automatic redemption value when the market disruption event has ceased to occur. However, if such market disruption event is continuing on the fifth trading day after the automatic termination date, the calculation agent may make a good faith estimate in its sole discretion of the value of the Index and will determine the automatic redemption value prior to the close of trading on the fifth trading day. See also “If the ETNs Are Automatically Redeemed Following the Occurrence of an Automatic Termination Event, You Will Not Benefit From Any Subsequent Increase in the Level of the Index”.

Valuation dates with respect to the ETNs may be postponed and thus the determination of the Index level may be postponed if the calculation agent determines that, on the respective date, a market disruption event has occurred or is continuing in respect of the Index. Any of the following will be a market disruption event with respect to the Index:

•	a suspension, absence or limitation of trading in the Index Constituents constituting 20% or more, by weight, of the Index;

•	a suspension, absence or limitation of trading in futures or options contracts relating to the Index on their respective markets;

•

any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (1) effect transactions in, or obtain market values for, Index Constituents constituting 20% or more, by weight, of the Index, or (2) effect transactions in, or obtain market values for, futures or options contracts relating to the Index on their respective markets;

•

the closure on any day of the primary market for futures or options contracts relating to the Index or Index Constituents constituting 20% or more, by weight, of the Index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•

any scheduled trading day on which (1) the primary markets for Index Constituents constituting 20% or more, by weight, of the Index or (2) the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fails to open for trading during its regular trading session; or

•

any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the ETNs that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement;

and, in any of these events, the calculation agent determines that the event was material.

The following events will not be market disruption events:

•

a limitation on the hours or number of days of trading on which any Index Constituent is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision to permanently discontinue trading in futures or options contracts relating to the Index.

For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in futures or options contracts related to the Index, if available, in the primary market for those contracts, by reason of any of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to those contracts, or

•	a disparity in bid and ask quotes relating to those contracts,

will constitute a suspension or material limitation of trading in futures or options contracts related to the Index in the primary market for those contracts.

In addition to the market disruption events described above, a market disruption event will also occur if the index sponsor does not publish the level of the Index on an index business day or the Index is otherwise not available.

Default Amount on Acceleration

If an event of default occurs and the maturity of the ETNs is accelerated, we will pay the default amount in respect of the principal of the ETNs at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the ETNs on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the ETNs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the ETNs. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the ETNs in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the ETNs, which we describe below, the holders of the ETNs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the ETNs.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs. If there is substantial demand for the ETNs, we may issue additional ETNs frequently.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the Index and any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the level of the Index on the applicable valuation date and the amount payable at maturity or upon redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing level of the Index is not available for any reason, on the date on which the level of the Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason—then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Initially, Barclays Bank PLC serves as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon redemption or redemption arising from an automatic termination event, market disruption events, valuation dates, business days, trading days, index business days, the closing indicative note value, the long index amount, the financing level, the daily investor fee, the leverage factor, the default amount, the maturity date, the amount payable in respect of your ETNs at maturity, upon redemption and upon the occurrence of an automatic termination event and any other calculations or determinations to be made by the calculation agent. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions involving purchases or sales of the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the Index Constituents. In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other derivative financial instruments linked to the Index or any Index Constituents;

•	acquire or dispose of long or short positions in Index Constituents; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs. In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to the ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to the ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date, including closing out such hedge positions on or before the close of business on an automatic termination date after the occurrence of an automatic termination event. That step may involve sales or purchases of Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the Index Constituents.

The hedging activity discussed above may affect the level of the Index and, as a consequence, adversely affect the market value of the ETNs linked to the Index from time to time and the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement, and is the opinion of Sullivan & Cromwell LLP, our counsel. Except for the discussion under the heading “-Non-U.S. Holders” below, it applies to you only if you are a U.S. holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns an ETN as a hedge or that is hedged against interest rate risks;

•	a person that owns an ETN as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Except for the discussion under the heading “-Non-U.S. Holders” below, this section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the ETNs as a pre-paid executory contract with respect to the Index. Pursuant to the terms of the ETNs, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the ETNs for all U.S. federal income tax purposes in accordance with such characterization. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates in cases where the holder has a holding period of greater than one year.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments

There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that your ETNs should be treated in a manner that differs from that described above. For example, the Internal Revenue Service might assert that your ETNs should be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If your ETNs are so treated, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the underlying assets that comprise the Index. In such case, you could be required to recognize ordinary income in respect of the dividends that you would have received had you made an actual leveraged investment in the underlying components of the Index, and could be required to recognize capital gain or loss, at least a portion of which could be short-term capital gain or loss, in respect of a portion of your ETNs at any time when an adjustment is made to the notional investment tracked by your ETNs (including a rebalancing event). Under this alternative treatment, the amount you realize upon the sale, redemption or maturity of your ETNs would not be reduced by the notional interest that you would be deemed to pay on the ETNs. Although you may be entitled to deduct some or all of such notional interest as investment interest under this characterization of the ETNs, the deductibility of investment interest is subject to limitations. Even if you are not treated as the owner of a leveraged investment in the underlying components of the Index, it is possible that you could be required to include the dividends that you would have received had you made a leveraged investment in the underlying components of the Index as items of ordinary income, either upon the sale, redemption or maturity of the ETNs or over the term of your ETNs, even though you will not receive any payments from us until the redemption or maturity of your ETNs.

In addition, it is possible that the Internal Revenue Service could assert that any gain or loss that you recognize upon redemption or maturity of your ETNs should be treated as ordinary gain or loss, or that you should be required to accrue interest over the term of your ETNs. It is also possible that the ETNs could be treated as notional principal contracts. If your ETNs were treated as notional principal contracts, you could be required to accrue income over the term of your ETNs, and any gain you recognize upon the maturity of your ETNs would generally be treated as ordinary income. In addition, it is possible that you could be required to recognize gain or loss upon a rebalancing event, or at any other time when the Index is modified, adjusted, discontinued or replaced with a successor index.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your ETNs should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your ETNs is determined, even though you will not receive any amounts from the issuer in respect of your ETNs prior to the redemption or maturity of your ETNs. In such case, you may be treated as having a holding period in respect of your ETNs that is less than one year even if you receive cash upon the redemption or maturity of your ETNs at a time that is more than one year after the beginning of your holding period.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your ETNs. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your ETNs as if you had sold a portion of your ETNs to pay the accrued fees.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of the ETNs. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ETNs should be required to accrue ordinary income on a current basis. The notice also states that the Internal Revenue Service and the Treasury Department are considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.

Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until maturity. The outcome of this process is uncertain. Except to the extent otherwise provided by law, we intend to treat the ETNs for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and the Treasury Department determine that some other treatment is more appropriate.

Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

“Specified Foreign Financial Asset” Reporting

Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the ETNs), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.

Non-U.S. Holders

The U.S. federal income tax treatment of the ETNs is uncertain, and alternative treatments are possible. Under certain alternative U.S. federal income tax characterizations of the ETNs, certain amounts may be subject to U.S. federal income tax withholding at a rate of 30%, or a lower rate that is available by reason of any applicable income tax treaty. It is also possible that the U.S. Internal Revenue Service and the U.S. Treasury Department could issue guidance that could cause payments made on the ETNs to be subject to U.S. federal income tax withholding. In particular, the U.S. Treasury Department has issued proposed regulations under Section 871 of the Internal Revenue Code which could ultimately require us to treat a portion of any payment in respect of the ETNs as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). Non-U.S. holders could also be required to make certain certifications with respect to the ETNs in order to avoid or minimize such withholding obligations, and could be subject to withholding (subject to a potential right to claim a refund from the U.S. Internal Revenue Service) if such certifications were not received or were not satisfactory. If you are non-U.S. holder (as defined in the prospectus supplement), you should consult your tax advisor about these risks and other potential U.S. federal income tax risks associated with owning the ETNs.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we may sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers (including our affiliate Barclays Capital Inc.) may then resell such ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although none of them is obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Barclays Capital Inc., or another affiliate of ours, or a third party distributor, may purchase and hold some of the ETNs for subsequent resale at variable prices after the initial issue date of the ETNs. In offering ETNs for sale after the initial issue date of the ETNs, there may be circumstances where investors may be offered ETNs from one distributor (including Barclays Capital Inc. or an affiliate) at a more favorable price than from other distributors. Furthermore, from time to time, Barclays Capital Inc. or an affiliate may offer and sell ETNs to purchasers of a large quantity of the ETNs at a more favorable price than it would offer to a purchaser acquiring a smaller quantity of the ETNs.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

ANNEX A

NOTICE OF REDEMPTION

To: etndesk@barclays.com

Subject: Notice of Redemption for Barclays ETN+ FI Enhanced Global High Yield Exchange Traded Notes Linked to the MSCI World High Dividend Yield USD Gross Total Return Index, CUSIP No. 06742C152

[BODY OF EMAIL]

Name of holder: [                    ]

Number of ETNs to be redeemed: [                    ]

Applicable Valuation Date: [            ], 20[    ]

Contact Name: [                    ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s $[insert aggregate principal amount] Global Medium-Term Notes, Series A, Barclays ETN+ FI Enhanced Global High Yield Exchange Traded Notes Linked to the MSCI World High Dividend Yield USD Gross Total Return Index, CUSIP No. 06742C152 (the “ETNs”), redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of                     , with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the ETNs (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative note value minus the settlement charge on the applicable valuation date, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 10,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

ANNEX C

REDEMPTION NOTICE FOR AUTOMATIC TERMINATION EVENT

To: The Depository Trust Company (DTC)

Subject: Notice of Redemption for Automatic Termination Event for Barclays ETN+ FI Enhanced Global High Yield Exchange Traded Notes Linked to the MSCI World High Dividend Yield USD Gross Total Return Index, CUSIP No. 06742C152

Barclays Bank PLC hereby notifies DTC of the redemption of its Barclays ETN+ FI Enhanced Global High Yield Exchange Traded Notes Linked to the MSCI World High Dividend Yield USD Gross Total Return Index, CUSIP No. 06742C152 (the “ETNs”) as a result of the occurrence of an automatic termination event. The ETNs will be redeemed (in whole only, but not in part) on [—], 20[—] (i.e., five business days after the automatic termination date), and the payment upon redemption will be $[—] per ETN (i.e., the automatic redemption value). All terms not defined in this notice shall have the meaning ascribed thereto in the prospectus relating to the ETNs.

BARCLAYS BANK PLC

Name:
Title:

cc: The Bank of New York Mellon (as trustee)

C-1

$[—]

BARCLAYS BANK PLC

Barclays ETN+ FI ENHANCED GLOBAL HIGH YIELD ETN

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

[—]

(to Prospectus dated August 31, 2010 and

Prospectus Supplement dated May 27, 2011)